Registration No.  333-185140

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-1/A-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

IDAHO NORTH RESOURCES CORP.
(Name of small business issuer in its charter)

Idaho	1081
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)
_________________

IDAHO NORTH RESOURCES CORP.	National Registered Agents Inc. of NV
2555 West Palais Drive	1000 East Williams Street, Suite 204
Coeur d’Alene, ID 83815	Carson City, Idaho 89701
(509) 928-7604	(800) 550-6724
(Address and telephone number of registrant’s executive office)	(Name, address and telephone number of agent for service)
_________________

Copies to:
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington   99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller Reporting Company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be		Offering Price	Aggregate	Registration
Registered	Registered		Per Share	Offering Price	Fee [1]

Common Stock by Selling Shareholders	4,926,200		$0.10	$492,620.00	$56.45

Shares of Common Stock Issuable upon exercise of Redeemable Warrants	1,462,500		0.25	365,625.00	41.90

Total	6,388,700	$		$858,245.00	$98.35

[1]       Estimated solely for purposes of calculating the registration fee under Rule 457.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

IDAHO NORTH RESOURCES CORP.
4,926,200 Shares of Common Stock
1,462,500 Shares of Common Stock Issuable Upon the Exercise of the Redeemable Warrants

We are registering 4,926,200 shares of common stock for sale by existing stockholders listed in the sections of this prospectus entitled “Selling Stockholders,” and 1,462,500 shares of common stock for sale upon the exercise of outstanding Redeemable Warrants by existing warrant holders listed in the sections of this prospectus entitled “Selling Stockholders.” We refer to these existing stockholders and warrant holders as the selling stockholders.  We currently have 7,611,000 shares of common stock outstanding, and if all of our outstanding warrants are exercised, we will have 9,073,500 shares of common stock outstanding. We will not receive any proceeds from the shares sold by the selling shareholders.  We will receive $0.25 for each two Redeemable Warrants exercised

The sales price of the 4,926,200 shares of common stock to the public is fixed at $0.10 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the Financial Industry Regulatory Authority or another exchange. The sales price of the 1,462,500 shares of common stock issuable upon the exercise of the Redeemable Warrant is fixed at $0.25 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the Financial Industry Regulatory Authority or another exchange.  If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Our shares of common stock are not traded anywhere.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our common stock involves risks. See “Risk Factors” starting at page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal to tell you otherwise.

The date of this prospectus is ____________________.

SUMMARY OF OUR OFFERING

Our business

We were incorporated under the laws of the State of Idaho as IDAHO NORTH RESOURCES CORPORATION on January 22, 2007.  We have had limited operations to date. We have initiated exploration activities on a portion of the properties we lease.  Our interest in the properties is limited to our leasehold interest.  Our leases, however, grant us a right to purchase the underlying minerals upon completion of certain conditions .  We will engage in the business of exploration and mining for minerals.

Our principal executive offices are located at 2555 West Palais Drive, Coeur d’Alene, Idaho 83815.  Our mailing address is the same.  Our telephone number is (509) 928-7604.  Our fiscal year end is June 30th.

Shell Company

We are a “shell company” as defined in Rule 405 of the Securities Act of 1933, as amended.  A shell company means that we have nor nominal operations; and either: (i) no or nominal assets; (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets .

As such, Rule 144 promulgated under the Securities Act of 1933, as amended, is unavailable for the resale of restricted securities issued by us until we have filed a Form 8-K with the SEC and disclosing the information required by Item 5.06 thereof and one year passes from the date of filing.  Further, we cannot use Form S-8 to register securities under plans until 60 days passes from the date we have filed a Form 8-K with the SEC and disclosing the information required by Item 5.06 thereof .

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders
We are registering 4,926,200 shares of common stock for sale by existing stockholders listed in the sections of this prospectus entitled “Selling Stockholders,” and 1,462,500 shares of common stock for sale upon the exercise of outstanding warrants by existing warrant holders listed in the sections of this prospectus entitled “Selling Stockholders.” We refer to these existing stockholders and warrant holders as the selling stockholders. All of the common stock registered by this prospectus will be sold by the selling stockholders at the prevailing market prices at the time they are sold. We currently have 7,611,000 shares of common stock outstanding, and if all of our outstanding warrants are exercised, we will have 9,073,500 shares of common stock outstanding.

Offering price per share
The sales price of the 4,926,200 shares of common stock to the public is fixed at $0.10 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the Financial Industry Regulatory Authority or another exchange. The sales price of the 1,462,500 shares of common stock issuable upon the exercise of the Redeemable Warrant is fixed at $0.25 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the Financial Industry Regulatory Authority or another exchange.  If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale .

Net proceeds to us	None upon sale of the shares of common stock. Up to $365,625 upon the exercise of the Redeemable Warrants.
Number of shares outstanding before the offering	7,611,000
Number of shares outstanding after the offering if all of the shares are sold and all the Redeemable Warrants are Exercised	9,073,500

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of	As of	As of
	September 30, 2012	June 30, 2012	June 30, 2011
	(Unaudited)	(Audited)	(Audited)
Balance Sheet
Total Assets	$230,708	$133,410	$3,772
Total Liabilities	$-	$14,166	$-
Stockholders’ Equity	$230,708	$119,244	$3,772

	Three months Ended	Year Ended	Year Ended
	September 30, 2012	June 30, 2012	June 30, 2011
	(Unaudited)	(Audited)	(Audited)
Income Statement
Revenue	$-	$-	$-
Total Expenses	$27,961	$101,078	$-
Net Loss	$(27,961)	$(101,078)	$-

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.  All material risk factors have been addressed. Risks associated with Idaho North Resources Corp.:

Risks Related to Our Business

1.   Our plan of operation is limited to finding an ore body. As such we have no plans for revenue generation. Accordingly, you should not expect any revenues from  our current  operations.

Our plan of operation is to conduct exploration activities in order to determine if an ore body exists below the surface of the ground .  Exploration does not contemplate removal of the ore. We have no plans or funds for ore removal. Accordingly, we will not generate any revenues as a result of your investment.

2.   Because the probability of an individual prospect ever having reserves is extremely remote any funds spent on exploration will probably be lost.

The probability of an individual prospect ever having reserves is extremely remote. In all probability the claims do not contain any reserves. Consequently, any funds spent on exploration will probably be lost which result in a loss of your investment.

3.   We lack an operating history and have a loss which we expect to continue into the future. As a result, we may have to suspend or cease operations.

We were incorporated on January 22, 2007 and we have limited operations. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss during the last two years was ($129,039).

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

4.   Because our officers and directors have no direct training in exploring for, starting, and operating an exploration program, their decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. As a result, we may have to suspend or cease activities which will result in the loss of your investment.

Our officers and directors have no direct training or experience in the area of exploring for, starting, and operating and exploration program and as a result may not be fully aware of many of the specific requirements related to working within the industry. Their decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently our activities, earnings and ultimate financial success could suffer irreparable harm due to his lack of experience in this industry. As a result we may have to suspend or cease activities which will result in the loss of your investment.

5.   Because we are small and do not have much capital, we may have to limit our exploration activity which may result in a loss of your investment.

Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. Consequently, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues and you will lose your investment.

6.   Because our officers and directors have other outside business activities and will only be devoting 25% of their time or approximately ten hours per week to our activities, our activities may be sporadic which may result in periodic interruptions or suspensions of exploration.

Because our officers and directors have other outside business activities and will be only be devoting 25% of their time or ten hours each per week to our activities, our activities may be sporadic and occur at times which are convenient to them.  As a result, exploration of the claims may be periodically interrupted or suspended.

7.   Because we lease our mining properties from a third party, if the third party defaults on his obligations to the Bureau of Land Management (“BLM”) we will lose the right to conduct exploration activities.

We lease our mining claims from a third party.  The third party staked his claims on federal land.  As such, his claims are subject to the rules and regulations of the BLM.  If the third party should default on his obligations to the BLM, the BLM could terminate his claims.  If that occurs, our rights under our leases with the third party will terminate and we will have no right to conduction exploration activities.

8.   Title to the properties we intend to conduct exploration activity on, could be defective in which case we may not have the right to extract any minerals.

It is customary in the mining business that upon acquiring an interest in a property, that a title report be rendered by an attorney.  We have not obtained such a title report, and accordingly may not own any right to remove any minerals, should they be discovered, from the leased property.

9.   Operating and environmental hazards could have a negative impact on our operations.

Hazards incident to the operation of mining properties and unforeseen conditions, may be encountered by us if we participate in our exploration activities.  Further, on occasion, substantial liabilities to third parties or governmental entities may be incurred. We could be subject to liability for pollution and other damages or hazards which cannot be insured against or which have not been insured against due to prohibitive premium costs or for other reasons. We currently do not maintain any insurance for environmental damages. Governmental regulations relating to environmental matters could also increase the cost of doing business or require alteration or cessation of operations in certain areas.

10.   We are subject to many governmental regulations which affect our cost of doing business.

Our mining operations are subject to extensive regulation governing development, production, labor standards, occupational health, waste disposal, use of toxic substances, environmental regulations, mine safety and other matters. Some jurisdictions also require or may in the future require the payment of royalties. Changes in regulations can have material impacts on anticipated levels of production, costs and profitability. It is possible that exploration, development or operation of a mine may be delayed or terminated as a result of the inability to obtain all required permits and government approvals on an economic basis, or the imposition of royalty payments or other government regulations.

Risks Related to this Offering

11.   Because there is no public trading market for our common stock, you may not be able to resell your stock, and as a result, your investment is illiquid.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you want to resell your shares, you will have to locate a buyer and negotiate your own sale.  Your investment is illiquid and there is no assurance that you will ever be able to resell your shares.

12.   Because we may issue additional shares of common stock, your investment could be subject to substantial dilution.

We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock as well as issuing up to 1,462,500 shares of common stock upon the exercise of our Redeemable Warrants.  In the future, if we issue more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

13.   If it is determined that we are a “shell company”, you may not be able to resell your shares without registering the same with the SEC.

We may be a “shell company” and as a result, Rule 144 under the Securities Act of 1933, as amended, may be unavailable for the resale of your restricted shares of common stock.  A “shell company” is a corporation with no or nominal assets, or its only asset is cash and no or nominal operations.

14.   There are legal restrictions on the resale of the common shares offered that are penny stocks.   These restrictions may adversely affect your ability to resell your stock.

We anticipate that our common stock will continue to be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, our shareholders may find it more difficult to sell their shares.

15.   Our future sales of our common shares could cause our stock price to decline.

There is no contractual restriction on our ability to issue additional shares. We cannot predict the effect, if any, that market sales of our common shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales by the selling shareholders of our common shares in the public market, or the perception that our sales may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

16.   The market price of our common stock may be volatile which could adversely affect the value of your investment in our common stock.

The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors. Some of the factors that may cause the market price of our common stock to fluctuate include:

*	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
*	changes in estimates of our financial results or recommendations by securities analysts;
*	failure of any of our products to achieve or maintain market acceptance;
*	changes in market valuations of similar companies;
*	significant products, contracts, acquisitions or strategic alliances of our competitors;
*	success of competing products or services;
*	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
*	regulatory developments;
*	litigation involving our company, our general industry or both;
*	additions or departures of key personnel;
*	investors’ general perception of us; and
*	changes in general economic, industry and market conditions.

17.   We are an “emerging growth company,” and the reduced disclosure requirements applicable to “emerging growth companies” could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a)(19)(B) of the Securities Act of 1933, as amended. For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more; (ii) the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We will be deemed a large accelerated filer on the first day of the fiscal year after the market value of our common equity held by non-affiliates exceeds $700 million, measured on October 31.

We cannot predict if investors will find our common stock less attractive to the extent we rely on the exemptions available to emerging growth companies. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

A Company that elects to be treated as an emerging growth company shall continue to be deemed an emerging growth company until the earliest of (i) the last day of the fiscal year during which it had total annual gross revenues of $1,000,000,000 (as indexed for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which it has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (iv) the date on which is deemed to be a ‘large accelerated filer’ as defined by the SEC, which would generally occur upon it attaining a public float of at least $700 million.

18.   We have elected under the JOBS Act to delay the adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies.

Under the JOBS Act, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of this extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to financial statements of companies that comply with public company effective dates.

19.   We will not be required to comply with certain provisions of the the Sarbanes-Oxley Act for as long as we remain an “emerging growth company”.

We are not currently required to comply with the SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose changes made in our internal control procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31, or if we issue more than $1 billion in non-convertible debt in a three-year period, we would cease to be an “emerging growth company”

immediately.  Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

20.   While we currently qualify as an “emerging growth company” under the JOBS Act, we will lose that status at the latest by the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, which will increase the costs and demands placed upon management.

We will continue to be deemed an emerging growth company until the earliest of (i) the last day of the fiscal year during which we had total annual gross revenues of $1,000,000,000 (as indexed for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which we have, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (iv) the date on which we are deemed to be a ‘large accelerated filer’ as defined by the SEC, which would generally occur upon our attaining a public float of at least $700 million. Once we lose emerging growth company status, we expect the costs and demands placed upon management to increase, as we would have to comply with additional disclosure and accounting requirements, particularly if our public float should exceed $75 million.

21.   While we currently qualify as an “Emerging Growth Company” under the JOBS Act and we will lose that status by the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, if we qualify as a “smaller reporting company” which we are at the present time, our non-financial and financial information will be less than is required by other non-smaller reporting companies.

Currently we qualify as an “Emerging Growth Company”.  At the latest, by the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, we will lose that qualification and be required to report as other public companies are required to report.  While we will no longer qualify as an “Emerging Growth Company”, we may qualify as a “smaller reporting company”.  The “smaller reporting company” category includes companies that (1) have a common equity public float of less than $75 million or (2) are unable to calculate their public float and have annual revenue of $50 million or less, upon entering the system.  A smaller reporting company prepares and files SEC reports and registration statements using the same forms as other SEC reporting companies, though the information required to be disclosed may differ and be less comprehensive.  Regulation S-X contains the SEC requirements for financial statements, while Regulation S-K contains the non-financial disclosure requirements.  To locate the scaled disclosure requirements, smaller reporting companies will refer to the special paragraphs labeled “smaller reporting companies” in Regulation S-K.  As an example only, smaller reporting companies are not required to make risk factor disclosure in Item 1A of Form 10-K.  Other disclosure required by non-smaller reporting companies can be omitted in Form 10-K and Form 10-Q by smaller reporting companies.

22.   Because our common stock is not registered under the Securities Exchange Act of 1934, as amended, we will not be subject to the federal proxy rules and our directors, executive officers and 10% beneficial holders will not be subject to Section 16 of the Securities Exchange Act of 1934, as amended.  In addition our reporting obligations under Section 15(d) of the Securities Exchange Act of 1934, as amended, may be suspended automatically if we have fewer than 300 shareholders of record on the first day of our fiscal year.

Our common stock is not registered under the Exchange Act, and we do not intend to register our common stock under the Exchange Act for the foreseeable future (provided that, we will register our common stock under the Exchange Act if we have, after the last day of our fiscal year, $10,000,000 in total assets and either more than 2,000 shareholders of record or 500 shareholders of record who are not accredited investors (as such term is defined by the Securities and Exchange Commission), in accordance with Section 12(g) of the Exchange Act; as of March 28, 2012, we have less than 40 shareholders of record).   As long as our common stock is not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC a proxy statement and form of proxy complying with the proxy rules.  In addition, so long as our common stock is not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common stock will not be subject to Section 16 of the Exchange Act.  Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4, and 5 respectively.  Such information about our directors, executive officers, and beneficial holders will only be available through periodic reports and any registration statements on Form S-1 we file.  Furthermore, so long as our common stock is not registered under the Exchange Act, our obligation to file reports under Section 15(d) of the Exchange Act will be automatically suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act has gone effective), we have fewer than 300 shareholders of record.  This suspension is automatic and does not require any filing with the SEC.  In such an event, we may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations.

             23.  We are a shell company and as such have limitations imposed upon us by law which will have an adverse affect on shareholders ability to resell restricted securities issued by us .

We are a “shell company” as defined in Rule 405 of the Securities Act of 1933, as amended.  A shell company means that we have nor nominal operations; and either: (i) no or nominal assets; (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets.   As such, Rule 144 promulgated under the Securities Act of 1933, as amended, is unavailable for the resale of restricted securities issued by us until we have filed a Form 8-K with the SEC and disclosing the information required by Item 5.06 thereof and one year passes from the date of filing.  Further, we cannot use Form S-8 to register securities under plans until 60 days passes from the date we have filed a Form 8-K with the SEC and disclosing the information required by Item 5.06 thereof .

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.  Up to $365,625.00 may be received from the exercise of the Redeemable Warrants.  All funds received from the exercise of the Redeemable Warrants will be used for property acquisition, exploration, and administrative expenses .

DETERMINATION OF OFFERING PRICE

             The price of shares was determined by us in order to raise $300,000.00 and to allow shareholders to liquidate their ownership interest.  Ideally, we would not put any restrictions on the resale price of the shares, however, because the SEC requires the resale price to be fixed at a price certain until a market develops.  We decided that $0.10 would be fair price for all previously issued shares $0.25 was fair with respect to the shares issued upon the exercise of our Redeemable Warrants .  There currently is no market for our shares of common stock and there is no assurance that a market will ever develop.  There is no assurance that such a market will ever develop.  Consequently, we cannot determine what the actual value of our common stock will be either now or at the time of sale.  We will not receive proceeds from the sale of shares from the selling stockholders.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

We have issued 2,925,000 Redeemable Warrants.  Two Redeemable Warrants and $0.25 will allow the holder to acquire one (1) share of common stock.  While the resale of shares being registered in this offering will have no dilutive effect, the Redeemable Warrants may have a dilutive effect depending on our tangible book value at the time of their exercise. In addition, if the Redeemable Warrants are exercised, there may be a dilutive effect on any person who is known to us to be the beneficial owner of more than five percent of our common stock; each director and nominee that may be the beneficial owner of our common stock; or all directors and officers as a group. The actual dilutive effect will be determined from time to time as based on the number of shares of our common stock held by such person and the amount of warrants exercised.

Dilution represents the difference between the exercise price of the warrants and the net tangible book value per share immediately after the exercise of the warrants. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the exercise price of the shares being received upon the exercise of the warrants. As of September 30, 2012, the net tangible book value of our shares of common stock was $182,708 or approximately $0.02 per share based upon 7,611,000 shares of common stock outstanding.

We currently have 7,611,000 shares of common stock outstanding. Currently there are 2,925,000 warrants outstanding.   Two Redeemable Warrants and the payment of $0.25 will allow the holder to acquire one (1) additional share of common stock.  In the event all of the warrants are exercised, we will receive $365,625 and if all the warrants are exercised, we will have 9,073,500 shares of common stock outstanding.

The tables set forth below reflect dilution based upon the exercise of 100%, 75%, 50% and 25% of the warrants outstanding.

If 2,925,000 Redeemable Warrants are Exercised and 1,462,500 shares of common stock are issued:

If all 2,925,000 Redeemable Warrants are exercised, the net tangible book value of the 9,073,500 shares to be outstanding will be $548,333 or approximately $0.06 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.04 per share without any additional investment on their part. Warrant holders will incur an immediate dilution from $0.25 per share to $0.06 per share.

After completion of the exercise of the Redeemable Warrants, if 2,925,000 Redeemable Warrants are exercised and 1,462,500 shares of common stock are issued, the warrant holders will own approximately 16.12% of the total number of shares then outstanding for which they will have made a cash investment of $365,625 or $0.25 per share. Our existing stockholders will own approximately 83.88% of the total number of shares then outstanding, for which they have made contributions of cash totaling $330,500 or approximately $0.04 per share.

If 2,193,750 Redeemable Warrants are Exercised and 1,096,875 shares of common stock are issued:

If 2,193,750 Redeemable Warrants are exercised, the net tangible book value of the 8,707,875 shares to be outstanding will be $456,926.75 or approximately $0.05 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.03 per share without any additional investment on their part. Warrant holders will incur an immediate dilution from $0.25 per share to $0.05 per share.

After completion of the exercise of the Redeemable Warrants, if 2,193,750 Redeemable Warrants are exercised and 1,096,875 shares of common stock are issued, the warrant holders will own approximately 12.60% of the total number of shares then outstanding for which they will have made a cash investment of $274,219 or $0.25 per share. Our existing stockholders will own approximately 87.40% of the total number of shares then outstanding, for which they have made contributions of cash totaling $330,500 or approximately $0.04 per share.

If 1,462,500 Redeemable Warrants are Exercised and 731,250 shares of common stock are issued:

If 1,462,500 Redeemable Warrants are exercised, the net tangible book value of the 8,342,250 shares to be outstanding will be $365,520.50 or approximately $0.04 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.02 per share without any additional investment on their part. Warrant holders will incur an immediate dilution from $0.25 per share to $0.04 per share.

After completion of the exercise of the Redeemable Warrants, if 1,462,500 Redeemable Warrants are exercised and 731,250 shares of common stock are issued, the warrant holders will own approximately 8.77% of the total number of shares then outstanding for which they will have made a cash investment of $182,813 or $0.25 per share. Our existing stockholders will own approximately 91.23% of the total number of shares then outstanding, for which they have made contributions of cash totaling $330,500 or approximately $0.04 per share.

If 731,250 Redeemable Warrants are Exercised and 365,625 shares of common stock are issued:

If 731,250 Redeemable Warrants are exercised, the net tangible book value of the 7,976,625 shares to be outstanding will be $274,114.25 or approximately $0.03 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.01 per share without any additional investment on their part. Warrant holders will incur an immediate dilution from $0.25 per share to $0.03 per share.

After completion of the exercise of the Redeemable Warrants, if 731,250 Redeemable Warrants are exercised and 365,625 shares of common stock are issued, the warrant holders will own approximately 4.58% of the total number of shares then outstanding for which they will have made a cash investment of $91,406.25 or $0.25 per share. Our existing stockholders will own approximately 95.42% of the total number of shares then outstanding, for which they have made contributions of cash totaling $330,500 or approximately $0.04 per share.

Existing Stockholders if all of the Redeemable Warrants are exercised:

Price per warrant	$0.25
Net tangible book value per share before warrant exercises	$182,708.00
Potential gain to existing shareholders	$365,625.00
Net tangible book value per share after warrant exercises	$0.06
Increase to present stockholders in net tangible book value per share
after warrant exercises	$0.04
Capital contributions by existing shareholders	$330,500
Number of shares outstanding before the offering	7,611,000
Number of shares after offering assuming the exercise of the maximum
number of warrants	9,073,500
Percentage of ownership by existing shareholders after warrant exercise	83.88%

Warrant holders interest if all warrants are exercised

Exercise price per warrant	$0.25
Dilution per share	$0.19
Capital contributions by warrant holders	$365,625
Number of shares received by warrant holders	1,462,500
Percentage of capital contributions by existing shareholders	47.48%
Percentage of capital contributions by warrant holders	52.52%
Percentage of ownership by warrant holders	16.12%

Warrant holders interest if 2,193,750 warrants are exercised

Exercise price per warrant	$0.25
Dilution per share	$0.20
Capital contributions by warrant holders	$274,218.75
Number of shares received by warrant holders	1,096,875
Percentage of capital contributions by existing shareholders	54.65%
Percentage of capital contributions by warrant holders	45.35%
Percentage of ownership by warrant holders	12.60%

Warrant holders if 1,462,500 warrants are exercised

Exercise price per warrant	$0.25
Dilution per share	$0.21
Capital contributions by warrant holders	$182,812.50
Number of shares received by warrant holders	731,250
Percentage of capital contributions by existing shareholders	64.39%
Percentage of capital contributions by warrant holders	35.61%
Percentage of ownership by warrant holders	8.77%

Warrant holders if 731,250 warrants are exercised

Exercise price per warrant	$0.25
Dilution per share	$0.22
Capital contributions by warrant holders	$91,406.25
Number of shares received by warrant holders	365,625
Percentage of capital contributions by existing shareholders	78.33%
Percentage of capital contributions by warrant holders	21.67%
Percentage of ownership by warrant holders	4.58%

Related Information

The total number of shares to be issued based upon the exercise of all 2,925,000 Redeemable Warrants is 1,462,500 shares of common stock with a par value of $0.01 per share.  The exercise price of two (2) Redeemable Warrants is $0.25 which will entitle the holder to receive one (1) share of common stock.  There was no market price for the shares of common stock on the date of issuance and there is no current market for the shares of common stock today.  The book value of the shares of common stock on the date of issuance was $230,708.  The total profit based solely on the book value of our shares of common stock will be $0.00 per share upon the exercise thereof assuming the book value per share is $0.03. No Redeemable Warrants have been exercised to date and the exercise price of two (2) Redeemable Warrants is filed at $0.25 per share.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

There are 74 selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.10 for the current outstanding shares of common stock and $0.25 for the shares of common stock underlying our Redeemable Warrants until such time as the shares of our common stock become traded on the Bulletin Board operated by the Financial Industry Regulatory Authority or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144 provided the Rule is available to our shareholders.  Currently it is not .  Under Rule 144 shares of our common stock can be resold by non-affiliates commencing six months after their acquisition and by affiliates, subject to volume restrictions and restrictions on the manner of sale, commencing six months after their acquisition, provided the Company was not a shell company when the shares were issued or prior thereto.   A shell company is a corporation with no or nominal assets or its assets consist solely of cash and no or nominal operations. We believe we have never been a shell company having had either more than nominal assets or more than nominal operations.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $30,000. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may among other things:

1.  Not engage in any stabilization activities in connection with our common stock;

2.  Furnish each broker or dealer through which common stock may be offered, such as copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.  Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

Of the 7,611,000 shares of common stock outstanding as of October 26, 2012, 835,000 are owned by our officers and directors and may only be resold pursuant to this registration statement or in compliance with Rule 144 of the Securities Act of 1933, if Rule 144 is available for the sale thereof, of which there is no assurance.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).  While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.  The application of the penny stock rules may affect your ability to resell your shares.

The application of the penny stock rules may affect your ability to resell your shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are considered to be in the development stage, as defined in Statement of Financial Accounting Standards No. 7. We have been in the development stage since our inception. We have had no source of revenue, we have incurred operating losses since inception and at September 30, 2012 had working capital of $182,708.

             We have sufficient available cash in order to maintain operations during the next twelve months without the ingestion of funds of any kind .

Exploration expenditures consist of fees to be paid for consulting services connected with exploration, the cost of rock sampling (the collection of a series of small chips over a measured distance, which is then submitted for a chemical analysis, usually to determine the metallic content over the sampled interval, a pre-determined location(s) on the property), and cost of analyzing these samples. Since we recently leased the properties, we have not begun exploration.

We cannot be more specific about the application of proceeds for exploration, because we do not know what we will find. If we attempted to be too specific, every time an event occurred that would change our allocation, we would have to amend this prospectus .  We believe that the process of amending the private placement memorandum would take an inordinate amount of time and not be in your best interest in that we would have to spend money for legal fees which could then not be spent on exploration.

We have allocated a range of money for exploration.  That is because we do not know how much will ultimately be needed for exploration.  If our initial exploration proves positive results, we will expand the exploration activities to include reverse circulation drilling.  This is a less expensive form of drilling that does not allow for the recovery of a tube or core of rock.  The material is brought up from depth as a series of small chips of rock that are then bagged and sent in for analysis.  This is a quicker and cheaper method of drilling, but does not necessarily give one as much information about the underlying rocks.  If warranted, core drilling would follow this stage.

If we discover significant quantities of mineralized material, we will begin technical and economic feasibility studies to determine if we have reserves.  Only if we have reserves will we consider developing the property.

If, through early stage exploration, we find mineralized material and it is feasible to expand the exploration program, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need, we will have to find alternative sources of funding, like a public offering, a private placement of securities, or loans.

We have discussed this matter with our officers and directors, however, our officers and directors are unwilling to make any commitment to loan us any significant amounts of money at this time.  At the present time, we have not made any arrangements to raise additional cash. If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely.

We will be conducting research in the form of exploration of the properties.  Our exploration program is explained in as much detail as possible in the business section of this prospectus .  We are not going to buy or sell any plant or significant equipment during the next twelve months.  We will not buy any additional equipment until we have located a body of minerals and we have determined they are economical to extract from the land.

We intend to interest other companies in the properties should we discover mineralized materials or we may elect to develop the properties ourselves.

If we are unable to complete any phase of exploration because we do not have enough money, we will cease operations until we raise more money.  If we cannot or do not raise more money, we will cease operations.  If we cease operations, we do not know what we will do and we don’t have any plans to do anything.

We do not intend to hire additional employees at this time.  Any work that would be conducted on a property that we may secure will be conducted by unaffiliated independent contractors that we will hire.  The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation.  The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

             Below are the aggregate annual payments due on the properties as stated in the 3 signed lease agreements. These payments totaling $80,953 are included in our 12-month expense list and are comprised of Lease Agreements, Work Commitments and BLM & County Claim Fees .

	Lease Agreement	Work Commitment	BLM & County Claim Fees
Klondike Lease	$20,000	$5,000	$5,719
Divide Lease	$5,000	$5,000	$1,505
Eagleville Lease	$15,000	$5,000	$8,729

Total	$50,000	$15,000	$15,953

Total aggregate annual payments	$80,953

Klondike lease dated October 24, 2011 (12 claims/North, 26 claims/South) -- Total 38 claims

Lease agreement -- paid $10,000 on 10/24/12 end of first year. NOTE: $20,000 for end of second year due 10/27/2013
Work Commitment -- $5,000, NOTE: $5,000 for 10/24/2013
BLM Claim fees -- 38 claims @ $140.00 per claim, and $10.50 per claim County fee -- $5,719.00. NOTE: $5,719.00 due 8/31/2013

Divide lease dated Feb. 21, 2012 -- Total 10 claims

Lease agreement -- first payment due Feb. 21, 2013 for $10,000 next payment not due until Feb. 2014
Work Commitment -- $5,000, NOTE: $5,000 for 2/21/2013
BLM Claim fees -- 10 claims @ $140.00 per claim, and $10.50 per claim County fee -- $1,505.00. NOTE: $1,505.00 due 8/31/2013

Eagleville lease dated July 27. 2012 -- Total 58 claims

Lease agreement -- first payment due July 27, 2013 for $15,000 next payment not due until July 2014
Work Commitment -- $5,000, NOTE: $5,000 for 5/27/2013
BLM Claim fees -- 58 claims @$140.00 per claim, and $10.50 per claim County fee -- $8,729.00. NOTE: $8,729.00 due 8/31/2013

Plan of Operation - Milestones

During the next twelve months we plan to spend funds from our working capital balance of $182,708 as follows:

	Estimated Time	Cost
SEC Registration Statement (1)	4 months	$19,000
Research (2)	4-6 months	$25,000
Acquisition of Properties (3)	6-12 months	$60,000
Exploration (4)	4-6 months	$25,000
Analysis (5)	4-6 months	$10,000
Salaries (6)	All 12 months	$20,000
Accounting (7)	All 12 months	$5,000
Office Expenses (8)	All 12 months	$10,000

(1)	Costs related to legal fees for the preparation and of the subsequent Form S-1 registration statement with the SEC.
(2)	Costs related to the examination of potential property acquisitions.
(3)	Costs of acquiring mineral properties.
(4)	Costs related to trenching and surface sampling.
(5)	Costs related to analyzing mineral claims.
(6)	Salaries to be paid to officers of the corporation.
(7)	Costs for accounting and auditing services.
(8)	Costs of stationary, mail, telephone & other office supplies.

Limited Operating History; Need for Additional Capital

We have no operations upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee that we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our, and possible cost overruns due to price and cost increases in services.

We will have to retain experts to assist in developing the properties we lease and in locating additional appropriate projects. Our interest in the properties is limited to our leasehold interest.  Our leases, however, grant us a right to purchase the underlying minerals upon completion of certain conditions .  In order to assist in deciding if we should invest in a particular project, we will first need to be provided with at least the following:

*	A description of the project and the location of the property;
*	The lands that will be subject to the exploration project;
*	The royalties, net profit interest or other charges applicable to the subject lands;
*	The estimated cost of any geophysical work contemplated; and
*	The estimated acquisition costs, exploration costs and development costs of the property.

To become profitable and competitive, we will have to conduct research and exploration of the properties we have acquired.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of Operations

For the three months ended September 30, 2012, we generated revenues and gross profit of $0, compared to $0 for the same period in 2011.  Operating expenses were $27,961 for the three months ended September 30, 2012, compared to $0 for the same period in 2011.  The increase is due to annual claim fees paid on the Company’s properties plus exploration expenses .

For the fiscal year ended June 30, 2012, we generated revenues and gross profit of $0, compared to $0 for the same period ending June 30, 2011.  Operating expenses were $101,078 for the fiscal year ended June 30, 2012, compared to $0 for the same period ending June 30, 2011.  The increase is due to the acquisition of the Divide, Klondike, and Eagleville properties and exploration expenses incurred on those properties .

Material Changes in Financial Condition

At September 30, 2012, we had assets of $230,708, including cash of $182,708, compared to assets of $3,772, all of it cash, at September 30, 2011.  At June 30, 2012, we had assets of $133,410, including cash of $121,410, compared to assets of $3,772, all of it cash, at June 30, 2011.  The increase is attributable to the sale of common stock and warrants, less property acquisition and exploration expenses.  See “Liquidity and Capital Resources .”

Liquidity and Capital Resources

As of the date of this prospectus, we have yet to generate any revenues from our business operations.

Since our inception on January 22, 2007, we have issued 7,611,000 restricted shares of common stock and 2,925,000 Redeemable Warrants.  The exercise period of the Redeemable Warrants is three (3) years from March 1, 2012.  Two (2) Redeemable Warrants plus $0.25 are convertible into one (1) restricted share of common stock. The Redeemable Warrants are redeemable by us upon thirty (30) days written notice to you.  If we issue such notice and you do not exercise the Redeemable Warrants during the 30 day period, the Redeemable Warrants will terminate thirty (30) days from the date of the notice.

Included in the foregoing are 850,000 shares of common stock on October 30, 2007, 300,000 shares of common stock on December 4, 2007, and 100,000 shares on January 10, 2008. These shares were issued to our officers, directors, and founders in consideration of $6,000. The foregoing 1,250,000 shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended.

In November 2011, we issued 1,600,000 restricted shares of common stock to 21 persons at a price of $0.02 per share for a total of $32,000.  The 21 persons were all accredited investors.

In June 2012, we completed a private placement of 2,925,000 Units.  Each Unit was comprised of one (1) restricted share of common stock and one (1) redeemable stock purchase warrant.  The exercise period of the warrants is three (3) years from March 1, 2012.  Two (2) warrants plus $0.25 are convertible into one (1) restricted share of common stock. The warrants are redeemable by us upon thirty (30) days written notice to the holder thereof.  If we issue such notice and the holder does not exercise the Redeemable Warrants during the 30 day period, the Redeemable Warrants will terminate thirty (30) days from the date of the notice.  The sale of the Units was made pursuant to the exemption from registration contained in Reg. 506 of the Securities Act of 1933, as amended.

             During the next twelve months, we will be required to spend $35,000 on property leases and spend a minimum of $15,000 on property exploration.  These expenses are included in the amounts listed under “Plan of Operation – Milestones.”  See “Property Agreements” for lease payments required after twelve months .

As of September 30, 2012, our total assets were $230,708 and our total liabilities were $0.  We have cash of $182,708 at September 30, 2012.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures .

Critical Accounting Estimates

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of commitments and contingencies at the date of the consolidated financial statements and the reported amount of revenues and expenses during the period.  All of our significant accounting policies and estimates are described in note 2 of the June 30, 2012 audited financial statements.  We consider the following policies as being critical with regard to the impact estimates and changes in estimates could have on our financial condition, changes in financial condition or results of operations .

Mineral Property Costs-The Company has been in the exploration stage since its inception on January 27, 2007 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized. The Company assesses the carrying costs for impairment under ASC 360, Property, Plant, and Equipment at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations .

Stock Based Compensation - The Company records stock-based compensation in accordance with ASC 718, Compensation – Stock Based Compensation, and ASC 505, Equity based payments to non employees, using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued .

Under the JOBS Act, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of this extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to financial statements of companies that comply with public company effective dates .

Auditors

Our auditors are MaloneBailey, LLP.  We have not changed auditors.  We do not have nor have we ever had any disagreements with our auditors concerning a financial accounting, reporting, or auditing matter that could be significant to the financial statements or the auditor’s report .

BUSINESS

General

We were incorporated in the State of Idaho on January 22, 2007 as an exploration stage mining corporation.  An exploration stage corporation is one engaged in the search for mineral deposits or reserves, which are not in either the development or production stage. We intend to conduct exploration activities on one or more of the properties we lease. Our interest in the properties is limited to our leasehold interest.  Our leases, however, grant us a right to purchase the underlying minerals upon completion of certain conditions .  Currently, we have leases on a number of gold properties in Nevada. We maintain our statutory registered agent’s office at Columbia Stock Transfer, 601 E. Seltice Way, Suite 202, Post Falls, Idaho 83854.  Our business office is located at 2555 West Palais Drive, Coeur d’Alene, Idaho 83815. This is also our mailing address. The telephone number is (509) 928-7604.

There is no assurance that a commercially viable mineral deposit will be found on any property we explore. Further exploration will be required before a final evaluation of economic feasibility is determined. We have no plans to change our business activities or to combine with another business and are not aware of any events or circumstances that might cause our plans to change.

There is no assurance that a commercially viable mineral deposit exists on the claims and further exploration will be required before a final evaluation as to the economic feasibility is determined.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause our plans to change.

The fee simple title to the property we lease is owned by the United States of America.  Mountain Gold Claims, LLC and other owners have staked the land and obtained a claim from the BLM.  They then leased the properties to us.

The properties we have leased are unencumbered and there are no competitive conditions which affect the claims. Further, there is no insurance covering the claims and we believe that no insurance is necessary since the claims are unimproved and contains no buildings or improvements.

To date, we have had limited exploration activities on the properties. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the claims until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

We have no current plans, proposals or arrangements, written or otherwise, to abandon the exploration of our mineral claims and either enter into a different line of business or to complete a business combination transaction with another company.

             For all projects, power source would be provided by portable diesel/gas generators.  There are no  infrastructures on any of the projects, just raw land and dirt/gravel roads .

An exploration plan has not been developed for each of the properties. Limited exploration work such as mapping, surface sampling and assaying will be done to meet the work commitments required by the lease agreements. The costs are $20,000 for the Klondike Lease, $5,000 for the Divide Lease and $5,000 for the Eagleville Lease .

Currently, we do not have any permits in hand.  No permits are required for exploration work that does not included motorized equipment.  In the future, should heavy equipment, including drilling be conducted, then a Notice of Intent to Operate or Plan of Operation Permit may be required .

The following maps disclose the physical locations of the properties:

MAP 1

IDAHO NORTH RESOURCES CORPORATION

Winnemucca
Elko
RENO
Divide Projects
Tonopah
Goldfield
Klondike Projects
LAS VEGAS
Miles
0
50
100
150
0
50
100
150
200
Kilometers

Figure 1. LOCATION MAP

MAP 2

IDAHO NORTH RESOURCES CORPORATION

Tonopah Mining District
Tonopah
Divide - DN Project
Divide Mining District
Divide - GS Project
Divide - TH Project
Klondike - 41 Project
Klondike - 25-59 Project
Klondike -Central Project
Klondike - Southeast Project
Klondike Mining District

FIGURE 2. PROJECTS MAP

MAP 3

Bell Mtn. Deposit
Gold: 190,000 ozs.
Silver: 6,400,000 ozs.
Bruner Deposit
Gold: 390,000 ozs.
N70E Structural Zone
Denton - Rawhide Deposit
Gold: 2,000,000 ozs.
Silver: 16,626,000 ozs.
Eagleville Project
Burro Deposit
Gold: 160,000 ozs.
Walker Lane Structural Zone
Sullivan Deposit
Gold: 433,500 ozs.
Silver: 877,200 ozs.
Paradise Peak Deposit
Gold: 1,724,000 ozs.
Silver: 25,100,000 ozs.
Explanation
Gold
Gold, Silver
Eagleville Claim Block
Isabella - Pearl Deposit
Gold: 400,000
Santa Fe Deposit
Gold: 583,500 ozs.
Silver: 2,350,000
Idaho North Resources Corporation
Eagleville Project
Regional View
Adjacent Gold and Silver Deposits
DATE
10/30/2012
Scale
1 inch = 15,000 feet
Drawn by:
Gary Johnson
Feet
0
15,000
30,000
45,000
60,000

We lease the following properties from Mountain Gold Claims, LLC and Black Rock Exploration, LLC pursuant to written lease agreements.

DIVIDE TH PROPERTY

The Divide TH Property is comprised of two located unpatented lode mining claims of approximately 40 acres located in the Divide Mining District, situated in Esmeralda County Nevada.  The Divide TH Project covers formal exploratory workings on an indicated mineral showing.  Mountain Gold Claims, LLC Series 5 and Black Rock Exploration, LLC each own 50% ownership of the total 100% ownership as the registered owners of the Divide TH Project.

Location and Access

The Divide TH Property comprises of approximately 40 acres and TH 1 and TH 2 lode mining claims were located on September 1, 2011and were filed in the Esmeralda County recorder’s office in Goldfield, Nevada on November 17, 2011 as Instrument Document Number 185004 and 185005, Book 310 & Pages 298 and 299 in the official records and were filed with the Bureau of Land Management in Reno, Nevada State Office on November 28, 2011 as Instrument NMC Number 1058060 and 1058061.

The Divide TH Project is located within Sections 7 and 8, Township 1 North, Range 43 East in the Divide Mining District of Esmeralda County, Nevada.

Access from Tonopah, Nevada to the Divide TH Project is approximately 9.5 miles to the southeast.  From the Town of Tonopah, Nevada, access via 2.7 miles south from Tonopah on US Hwy 95, then 3.5 miles southeast along old US Hwy 9, then 3.3 miles east on unimproved dirt roads to the Divide TH Project.

In addition to the state regulations, federal regulations require a yearly maintenance fee to keep the claim in good standing.  In accordance with federal regulations, the Divide TH Project is in good standing to September 1, 2012.  A yearly maintenance fee of $280 is required to be paid to the Bureau of Land Management prior to the expiration date to keep the claim in good standing for an additional year.

History

At the Divide Project, several historical prospects, adits and shafts have explored the project area. There is no recorded production from the ground covered by the Divide TH Project.  In 2003, MK Gold conducted limited reconnaissance geological mapping and geochemical sampling.  In 2006, AuEx, Inc. conducted limited reconnaissance geological mapping and geochemical sampling.  In 2011 and 2012, Mountain Gold Claims, LLC Series 5 and Black Rock Exploration, LLC conducted limited reconnaissance exploration and geological mapping.

Physiography, Climate, Vegetation and Water

The Divide TH Project is situated in the southeastern portion of the Divide Mining District and is approximately nine and one-half miles southeast of the town of Tonopah, Nevada.  Topography on the Project is very gentle with an average elevation range of 5,680 feet to 5,760 feet.

The Divide TH Project area is of a typically high desert climate with relatively moderate temperatures and low precipitation.  Vegetation consists mainly of sparse sage brush.  Sources of water would be available from valley wells or from the towns of Tonopah.

Regional Geology

The Divide TH Project is situated in the southwestern portion of the San Antonio Mountains within the northwest-trending Walker Lane structural domain of the Basin and Range physiographic province.  The right-lateral, strike-slip faulting associated with the Walker Lane zone created a large, east-west trending drag fold in the area of Tonopah and Divide mining districts.  Most mineralization in the Divide Mining District occurs on west-northwest slays from this regional structural activities. The Divide Mining District is situated on a major Tertiary felsic to intermediate volcanic eruptive center intruded by several late stage rhyolitic and latitic intrusive-extrusive bodies.   Miocene pre-mineral volcanic rocks in the Divide Mining District consist of the Fraction Tuff (rhyolitic), Siebert Formation tuffaceous and lacustrine siltstone and tuff, Oddie Rhyolite intrusives and lower part of the Divide Andesite.  Post-mineral volcanic rocks include the Brougher Rhyolite and upper Divide Andesite.

In the southeast portion of the Divide Mining District, Tertiary volcanic rocks of intermediate to felsic composition consisting of flows, tuffs, lahars and agglomerates are the dominate rocks and locally may have intruded by rhyolitic dikes, sills and plug.

Divide TH Project Geology

The Divide TH Project comprises of Tertiary volcanic rocks consisting of intermediate to felsic flows and tuffs of the Fraction Tuff host rocks and locally has been intruded by rhyolitic bodies.  The Fraction Tuff Formation has been strongly fractured and developed northeast-southwest and northwest-southeast-west faults and joints.  In the central portion of the Project area, a north-south trending hydrothermal breccia zone intrudes the Fraction Tuff and a flow banded rhyolite dome intrusive.

Divide TH Project Mineralization

At the Divide TH Project, alteration is very extensive consisting of epithermal zones of argillization-sericitization, local silicification and quartz-adularia-pyrite veinlets along faults and fracture planes. Pyrite is disseminated and occurs along and within veinlets and is general oxidized. At the Divide TH Project, a regional, north-south structural zone may control the emplacement of gold and silver mineralization exposed in old mine workings and outcrops.  Mineralization is hosted in the Fraction Tuff and may be associated with a rhyolite dome intrusive and hosted within east-west faults and a north-south trending hydrothermal breccia zone.

DIVIDE DN PROPERTY

The Divide DN Property is comprised of six located unpatented lode mining claims of approximately 120 acres located in the Divide Mining District, situated in Esmeralda County Nevada.  The Divide DN Project covers formal exploratory workings on an indicated mineral showing.  Mountain Gold Claims, LLC Series 5 and Black Rock Exploration, LLC each own 50% ownership of the total 100% ownership as the registered owners of the Divide DN Project.

Location and Access

The Divide DN Project comprises of approximately 120 acres and DN 1 thru DN 6 lode mining claims were located on September 1, 2011and were filed in the Esmeralda County recorder’s office in Goldfield, Nevada on November 17, 2011 as Instrument Document Number 184997 thru 185002, Book 310 & Pages 292 thru 297 in the official records and were filed with the Bureau of Land Management in Reno, Nevada State Office on November 28, 2011 as Instrument NMC Number 1058054 thru 1058059.

The Divide DN Project is located within Sections 14, 15, 22 and 23, Township 2 North, Range 42 East the Divide Mining District of Esmeralda County, Nevada.

Access from Tonopah, Nevada to the Divide DN Project Property is approximately 3.0 miles to the southeast.  From the Town of Tonopah, Nevada, access via 2.7 miles south from Tonopah on US Hwy 95, then 0.3 miles southeast along old US Hwy 9 to the Divide DN Project.

In addition to the state regulations, federal regulations require a yearly maintenance fee to keep the claim in good standing. In accordance with federal regulations, the Divide DN Project is in good standing to September 1, 2011. A yearly maintenance fee of $840 is required to be paid to the Bureau of Land Management prior to the expiration date to keep the claim in good standing for an additional year.

History

At the Project, several historical prospects have explored the project area.  There is no recorded production from the ground covered by the Divide DN Project.  In 2011, Mountain Gold Claims, LLC Series 5 and Black Rock Exploration, LLC conducted limited reconnaissance exploration, geological mapping and rock chip geochemical sampling.

Physiography, Climate, Vegetation and Water

The Divide DN Project is situated in the northern portion of the Divide Mining District and is approximately three miles south of the town of Tonopah, Nevada. Topography on the Project is very gentle with an average elevation range of 5,800 feet to 5,960 feet.

The Divide DN Project area is of a typically high desert climate with relatively moderate temperatures and low precipitation. Vegetation consists mainly of sparse sage brush.  Sources of water would be available from valley wells or from the towns of Tonopah.

Regional Geology

The Divide DN Project is situated in the southwestern portion of the San Antonio Mountains within the northwest-trending Walker Lane structural domain of the Basin and Range physiographic province.  The right-lateral, strike-slip faulting associated with the Walker Lane zone created a large, east-west trending drag fold in the area of Tonopah and Divide mining districts.  Most mineralization in the Divide Mining District occurs on west-northwest slays from this regional structural activities. The Divide Mining District is situated on a major Tertiary felsic to intermediate volcanic eruptive center intruded by several late stage rhyolitic and latitic intrusive-extrusive bodies.  Miocene pre-mineral volcanic rocks in the Divide Mining District consist of the Fraction Tuff (rhyolitic), Siebert Formation tuffaceous and lacustrine siltstone and tuff, Oddie Rhyolite intrusives and lower part of the Divide Andesite. Post-mineral volcanic rocks include the Brougher Rhyolite and upper Divide Andesite.

In the northern portion of the Divide Mining District, Tertiary volcanic rocks of intermediate to felsic composition consisting of flows, tuffs, lahars and agglomerates are the dominated host rocks and locally may have been intruded by rhyolitic dikes, sills and plugs.

Divide DN Project Geology

The Divide DN Project is comprised of Tertiary volcanic rocks consisting of intermediate to felsic flows and tuffs of the Fraction Tuff host rocks and has been locally intruded by rhyolitic bodies.  The Fraction Tuff Formation has been strongly fractured and developed northeast-southwest and east-west joints.

Divide DN Project Mineralization

At the Divide DN Project, alteration is very extensive consisting of epithermal zones of argillization-sericitization, local silicification and quartz-adularia-pyrite veinlets along faults and fracture planes.  Pyrite is disseminated and occurs along and within veinlets and is general oxidized and locally hosts visible, mineralized material.  At the DN claims, northeast striking structures host quartz-pyrite alteration and sampling of old workings and outcrops returned mineralized material.

DIVIDE GS PROPERTY

The Divide GS Property is comprised of two located unpatented lode mining claims of approximately 40 acres located in the Divide Mining District, situated in Esmeralda County, Nevada.  The Divide GS Project covers formal exploratory workings on an indicated mineral showing.  Mountain Gold Claims, LLC Series 5 and Black Rock Exploration, LLC each own 50% ownership of the total 100% ownership as the registered owners of the Divide GS Project.

Location and Access

The Divide GS Project comprises of approximately 40 acres and GS 1 and GS 3 lode mining claims were located on September 1, 2011and were filed in the Esmeralda County recorder’s office in Goldfield, Nevada on November 17, 2011 as Instrument Document Number 185007 and 185008, Book 310 & Pages 300 and 301 in the official records and were filed with the Bureau of Land Management in Reno, Nevada, State Office on November 28, 2011 as Instrument NMC Number 1058062 and 1058063.

The Divide GS Project is located within Sections 1 and 2, Township 1 North, Range 42 East in the Divide Mining District of Esmeralda County, Nevada.

Access from Tonopah, Nevada to the Divide GS Project Property is approximately 7.5 miles to the southeast.  From the Town of Tonopah, Nevada, access via 2.7 miles south from Tonopah on US Hwy 95, then 3.5 miles southeast along old US Hwy 9, then 1.3 miles east on unimproved dirt roads to the Divide GS Project.

In addition to the state regulations, federal regulations require a yearly maintenance fee to keep the claim in good standing.  In accordance with federal regulations, the Divide GS Project is in good standing to September 1, 2012.  A yearly maintenance fee of $280 is required to be paid to the Bureau of Land Management prior to the expiration date to keep the claim in good standing for an additional year.

History

At the Property, a several historical prospects have explored the project area. There is no recorded production from the ground covered by the Divide GS Project.  In 1991, Kennecott Exploration conducted limited reconnaissance geological mapping and geochemical sampling.  In 2003, MK Gold conducted limited reconnaissance geological mapping and geochemical sampling.  In 2006, AuEx, Inc. conducted limited reconnaissance geological mapping and geochemical sampling.  In 2011 and 2012, Mountain Gold Claims, LLC Series 5 and Black Rock Exploration, LLC conducted limited reconnaissance exploration and geological mapping.

Physiography, Climate, Vegetation and Water

The Divide GS Project is situated in the southeastern portion of the Divide Mining District and is approximately seven and one-half miles southeast of the town of Tonopah, Nevada.  Topography on the Project is very gentle with an average elevation range of 5,840 feet to 5,960 feet.

The Divide GS Project area is of a typically high desert climate with relatively moderate temperatures and low precipitation.  Vegetation consists mainly of sparse sage brush.  Sources of water would be available from valley wells or from the towns of Tonopah.

Regional Geology

The Divide GS Project is situated in the southwestern portion of the San Antonio Mountains within the northwest-trending Walker Lane structural domain of the Basin and Range physiographic province.  The right-lateral, strike-slip faulting associated with the Walker Lane zone created a large, east-west trending drag fold in the area of Tonopah and Divide mining districts.  Most mineralization in the Divide Mining District occurs on west-northwest slays from this regional structural activities. The Divide Mining District is situated on a major Tertiary felsic to intermediate volcanic eruptive center intruded by several late stage rhyolitic and latitic intrusive-extrusive bodies.   Miocene pre-mineral volcanic rocks in the Divide Mining District consist of the Fraction Tuff (rhyolitic), Siebert Formation tuffaceous and lacustrine siltstone and tuff, Oddie Rhyolite intrusives and lower part of the Divide Andesite.  Post-mineral volcanic rocks include the Brougher Rhyolite and upper Divide Andesite.

In the southeast portion of the Divide Mining District, Tertiary volcanic rocks of intermediate to felsic composition consisting of flows, tuffs, lahars and agglomerates are the dominate rocks and locally may have intruded by rhyolitic dikes, sills and plugs.

Divide GS Project Geology

The Divide GS Project is comprised of Tertiary volcanic rocks consisting of intermediate to felsic flows and tuffs of the Fraction Tuff host rocks and locally has been intruded by rhyolitic bodies.

The Fraction Tuff Formation has been strongly fractured and developed northeast-southwest and northwest-southeast-west faults and joints.

Divide GS Project Mineralization

At the Divide GS Project, alteration is very extensive consisting of epithermal zones of argillization-sericitization, local silicification and quartz-adularia-pyrite veinlets along faults and fracture planes.  Pyrite is disseminated and occurs along and within veinlets and is general oxidized and locally hosts visible, mineralized material.  At the GS claims, northwest structures host quartz-pyrite alteration and sampling of old workings and outcrops returned mineralized material.

KLONDIKE 25-59 PROPERTY

The Klondike 25-59 Property is comprised of two located unpatented lode mining claims of approximately 33 acres located in the Klondike Mining District, situated in Esmeralda County, Nevada.  The Klondike 25-59 Project covers formal exploratory workings on an indicated mineral showing.  Mountain Gold Claims, LLC Series 8 is the registered owner of the Klondike 25-59 Project.

Location and Access

The Klondike 25-59 Project comprises of approximately 33 acres and KN 25 lode mining claim was located on November 22, 2006 and was filed in the Esmeralda County recorder’s office in Goldfield, Nevada on February 13, 2007 as Instrument Document Number 166406, Book 249 & Page 360 in the official records and was filed with the Bureau of Land Management in Reno, Nevada, State Office on February 14, 2007 as Instrument NMC Number 946383.

KN 59 lode mining claim was located on January 19, 2007 and was filed in the Esmeralda County recorder’s office in Goldfield, Nevada on April 16, 2007 as Instrument Document Number 167077, Book 251 & Page 391 in the official records and was filed with the Bureau of Land Management in Reno, Nevada, State Office on April 17, 2007 as Instrument NMC Number 949623.

The Klondike 25-59 Project is located within Section 24, Township 1 North, Range 42 East and Section 19, Township 1 North, Range 43 East in the Klondike Mining District of Esmeralda County, Nevada.

Access from Tonopah, Nevada to the Klondike 25-59 Property is approximately 12.2 miles to the southeast.  From the Town of Tonopah, Nevada, access via 2.7 miles south from Tonopah on US Hwy 95, then 7 miles southeast along old US Hwy 95, then southeast 2.5 miles along an improved and dirt road to the Klondike 25-59 Project.

In addition to the state regulations, federal regulations require a yearly maintenance fee to keep the claim in good standing.  In accordance with federal regulations, the Klondike 25-59 Project is in good standing to September 1, 2012. A yearly maintenance fee of $280.00 is required to be paid to the Bureau of Land Management prior to the expiration date to keep the claim in good standing for an additional year.

History

At the property, a few historical prospects have explored the project area. There is no recorded production from the ground covered by the Klondike 25-59 Project.  In 2006, Mountain Gold Exploration, Inc. conducted limited renaissance exploration and geological mapping.  Between 2008 and 2009, exploration and geological mapping was conducted by AuEx, Inc.

Physiography, Climate, Vegetation and Water

The Klondike 25-59 Project is situated midway between the towns of Tonopah and Goldfield, Nevada and approximately 12 miles south-southeast of Tonopah in the northern portion of the Klondike Hill.

Topography on the Project is gentle to moderate with an average elevation range of 5,440 feet to 5,560 feet.

The Klondike 25-59 Project area is of a typically desert climate with relatively high temperatures and low precipitation.  Vegetation consists mainly of sparse sage brush.  Sources of water would be available from valley wells or from the towns of Tonopah or Goldfield.

Regional Geology

The Klondike 25-59 Project is situated in the Klondike Hills within the northwest-trending Walker Lane structural domain province and where Walker Lane related structures intersects a possible, recently recognized caldera margin.  The Klondike Hills are part of a large syncline with an axis trending northeast and plunging to the northeast.  Anticlinal folding and imbricated thrusting along the southern limb have created a complex structural setting and locally control precious metal mineralization.  The majority of the rocks in the Klondike Mining District consist of early Cambrian Mule Springs Limestone,

Cambrian Emigrant Formation consisting of argillite and limestone, Paleozoic Ordovician Palmetto Formation consisting of limestone, carbonaceous argillite, siltstone and chert.  The Cambrian and Paleozoic sediments have been intruded by Mesozoic granites and Tertiary rhyolite dikes and sills.  In the northern portion of the Klondike Mining District, Tertiary volcanic rocks of intermediate to felsic composition consisting of flows, tuffs, lahars and agglomerates locally intruded by rhyolitic dikes, sill and plugs occur.

Klondike 25-59 Project Geology

The Klondike 25-59 Project comprised of Tertiary volcanic rocks consisting of intermediate to felsic flows tuffs, lahars and agglomerates and may have been locally intruded by rhyolitic bodies.

Klondike 25-59 Project Mineralization

At the Klondike 25-59 Project, alteration includes local quartz-calcite veining-stockwork, argillization and disseminated pyritization.  Mineralized material in the Klondike 25-59 Project area is hosted along scattered north-south striking calcite-quartz stockwork veinlets which intrude Tertiary volcanic tuffs and agglomerates.

KLONDIKE 41 PROPERTY

The Klondike 41 Property is comprised of one located unpatented lode mining claim of approximately 20 acres located in the Klondike Mining District, situated in Esmeralda County, Nevada.  Mountain Gold Claims, LLC Series 8 is the registered owner of the Klondike 41 Project.

Location and Access

The Klondike 41 Project comprises of approximately 20 acres and KN 41 lode mining claim was located on November 22, 2006 and was filed in the Esmeralda County recorder’s office in Goldfield, Nevada on February 13, 2007 as Instrument Document Number 166423, Book 249 & Page 376 in the official records and were filed with the Bureau of Land Management in Reno, Nevada, State Office on February 14, 2007 as Instrument NMC Number 946399.

The Klondike 41 Project is located within Section 13, Township 1 North, Range 42 East in the Klondike Mining District of Esmeralda County, Nevada.

Access from Tonopah, Nevada to the Klondike 41 Property is approximately 12.0 miles to the southeast.  From the Town of Tonopah, Nevada, access via 2.7 miles south from Tonopah on US Hwy 95, then 7 miles southeast along old US Hwy 95, then southeast 2.3miles along a dirt road to the Klondike 41 Project.

In addition to the state regulations, federal regulations require a yearly maintenance fee to keep the claim in good standing. In accordance with federal regulations, the Klondike 41 Project is in good standing to September 1, 2012.  A yearly maintenance fee of $140.00 is required to be paid to the Bureau of Land Management prior to the expiration date to keep the claim in good standing for an additional year.

History

At the Project, a few historical prospects have explored the project area. There is no recorded production from the ground covered by the Klondike 41 Project.  In 2006, Mountain Gold Exploration, Inc. conducted limited reconnaissance exploration and geological mapping. Between 2008 and 2009, Exploration and geological mapping was conducted by AuEx, Inc.

Physiography, Climate, Vegetation and Water

The Klondike 41 Project is situated midway between the towns of Tonopah and Goldfield, Nevada approximately 12 miles south-southeast of Tonopah in the northern portion of the Klondike Hill.

Topography on the Project is gentle to moderate with an average elevation range of 5,400 feet to 5,480 feet.

The Klondike 41 Project area is of a typically desert climate with relatively high temperatures and low precipitation. Vegetation consists mainly of sparse sage brush.  Sources of water would be available from valley wells or from the towns of Tonopah or Goldfields.

Regional Geology

The Klondike 41 Property is situated in the Klondike Hills within the northwest-trending Walker Lane structural domain province and where Walker Lane related structures intersects a possible, recently recognized caldera margin.  The Klondike Hills are part of a large syncline with an axis trending northeast and plunging to the northeast.  Anticlinal folding and imbricated thrusting along the southern limb have created a complex structural setting and locally control precious metal mineralization.  The majority of the rocks in the Klondike Mining District consist of early Cambrian Mule Springs Limestone, Cambrian Emigrant Formation consisting of argillite and limestone and the Paleozoic Ordovician Palmetto Formation consisting of limestone, carbonaceous argillite, siltstone and chert.  The Cambrian and Paleozoic sediments have been intruded by Mesozoic granites and Tertiary rhyolite dikes and sills.  In the northern portion of the Klondike Mining District, Tertiary volcanic rocks of intermediate to felsic composition consisting of flows, tuffs, lahars and agglomerates locally intruded by rhyolitic dikes, sill and plugs occur.

Klondike 41 Project Geology

The Klondike 41 Project comprises of Tertiary volcanic rocks consisting of intermediate to felsic flows tuffs, lahars and agglomerates and may have been locally intruded by rhyolitic bodies.

Klondike 41 Project Mineralization

At the Klondike 41 Project, alteration includes local quartz-calcite veining-stockwork, argillization and disseminated pyritization.  Mineralization in the Klondike 41 Project area includes anomalous mineralized material hosted along scattered north-south striking calcite-quartz stockwork veinlets which intrude Tertiary volcanic tuffs and agglomerates.

KLONDIKE CENTRAL PROPERTY

The Klondike Central Property is comprised of nine located unpatented lode mining claims of approximately 160 acres located in the Klondike Mining District, situated in Esmeralda County, Nevada.  The Klondike Central Project covers formal exploratory workings on an indicated mineral showing.  Mountain Gold Claims, LLC Series 8 is the registered owner of the Klondike Central Project.

The Klondike Central Property comprises of approximately 160 acres and KN 1 thru KN 6 lode mining claims were located on August 29, 2006 and were filed in the Esmeralda County recorder’s office in Goldfield, Nevada on November 22, 2006 as Instrument Document Number 165874 thru 165879, Book 247 & Pages 209 thru 214 in the official records and were filed with the Bureau of Land Management in Reno, Nevada, State Office on November 17, 2006 as Instrument NMC Number 938562 thru 938567.

KN 14 thru KN 16 lode mining claims were located on October 17, 2006 and were filed in the Esmeralda County recorder’s office in Goldfield, Nevada on November 22, 2006 as Instrument Document Number 165881 thru 165883, Book 247 & Pages 215 thru 217 in the official records and were filed with the Bureau of Land Management in Reno, Nevada, State Office on November 28, 2006 as Instrument NMC Number 940167 thru 9440169.

The Klondike Central Property is located within Section 24, Township 1 North, Range 42 East, and Sections 19, Township 1 North, Range 43 East in the Klondike Mining District of Esmeralda County, Nevada.

Access from Tonopah, Nevada to the Klondike Central Property is approximately 12.2 miles to the southeast.  From the Town of Tonopah, Nevada, access via 2.7 miles south from Tonopah on US Hwy 95, then 7 miles southeast along old US Hwy 95, then southeast 2.5 miles along an improved gravel road to the Klondike Central Project.

In addition to the state regulations, federal regulations require a yearly maintenance fee to keep the claim in good standing. In accordance with federal regulations, the Klondike Central Project is in good standing to September 1, 2012.  A yearly maintenance fee of $1,260.00 is required to be paid to the Bureau of Land Management prior to the expiration date to keep the claim in good standing for an additional year.

History

At the Property, several prospects, adits and mine shafts have explored the project area. Although, there is no recorded production from the ground covered by the Klondike Central Project, disturbed ground near the main mine workings may suggest limited open pit and underground operations in the 1900’s.  In 2006, Mountain Gold Exploration, Inc. conducted limited reconnaissance geological mapping and geochemical sampling.  Between 2008 and 2009, geological mapping, geochemical soil and rock chip sampling, geophysical magnetic survey, along with limited reverse circulation drilling was conducted by AuEx, Inc.  In 2011-2012, Mountain Gold Claims, LLC conducted limited geological mapping and geochemical sampling for Idaho North Resources Corporation.

Physiography, Climate, Vegetation and Water

The Klondike Central Project is situated midway between the towns of Tonopah and Goldfield, Nevada approximately 12 miles south-southeast of Tonopah in the northern portion of the Klondike Hill.

Topography on the Project is gentle to moderate with an average elevation range of 5,440 feet to 5,640 feet.

The Klondike Central Project area is of a typically desert climate with relatively high temperatures and low precipitation.  Vegetation consists mainly of sparse sage brush.  Sources of water would be available from valley wells or from the towns of Tonopah or Goldfields.

Regional Geology

The Klondike Central Property is situated in the Klondike Hills within the northwest-trending Walker Lane structural domain province and where Walker Lane related structures intersects a possible, recently recognized caldera margin.  The Klondike Hills are part of a large syncline with an axis trending northeast and plunging to the northeast.  Anticlinal folding and imbricated thrusting along the southern limb have created a complex structural setting and locally control precious metal mineralization.  The majority of the rocks in the Klondike Mining District consist of early Cambrian Mule Springs Limestone, Cambrian Emigrant Formation consisting of argillite and limestone, Paleozoic Ordovician Palmetto Formation consisting of limestone, carbonaceous argillite, siltstone and chert.  The Cambrian and Paleozoic sediments have been intruded by Mesozoic granites and Tertiary rhyolite dikes and sills.  In the northern portion of the Klondike Mining District, Tertiary volcanic rocks of intermediate to felsic composition consisting of flows, tuffs, lahars and agglomerates locally intruded by rhyolitic dikes, sill and plugs occur.

Klondike Central Project Geology

The northern portion of the Klondike Central Project comprise of Tertiary volcanic rocks consisting of intermediate to felsic flows tuffs, lahars and agglomerates and have been locally intruded by rhyolitic dikes, sills and flow domes.  In the southern portion of the Klondike Central Project, older Cambrian-Paleozoic limestone, argillite, carbonaceous argillite, siltstone and shale sedimentary rocks dominate to area and are locally intruded by Tertiary rhyolitic dikes and sills.  In the central portion of the Klondike Central Project, a northwest-southeast trending fault zone separates the Tertiary volcanic rocks from the older Cambrian-Paleozoic sedimentary rocks.

Klondike Central Project Mineralization

At the Klondike Central Property, alteration is wide spread covering the majority of the project area.  Alteration includes silicification, quartz-calcite veining, stockwork, argillization, pyritization and iron-manganese-jarosite oxidation alteration.  Mineralized material in the Klondike Central Project is hosted along the northwest-southeast structural zone and localized along bedding plane, structural zones in the Cambrian-Paleozoic sedimentary rocks.

KLONDIKE SOUTHEAST PROPERTY

The Klondike Southeast Project is comprised of twenty six located unpatented lode mining claims of approximately 520 acres located in the Klondike Mining District, situated in Esmeralda County Nevada.  The Klondike Southeast Project covers formal exploratory workings on an indicated mineral showing.  Mountain Gold Claims, LLC Series 8 is the registered owner of the Klondike Southeast Project.

Location and Access

The Klondike Southeast Project comprises of approximately 520 acres and KN 100 thru KN 109 and KN 147 thru KN 162 lode mining claim were located on November 16, 2011and were filed in the Esmeralda County recorder’s office in Goldfield, Nevada on February 6, 2012 as Instrument Document Number 186186 thru 186211, Book 312, Pages 306-331in the official records and were  filed with the Bureau of Land Management in Reno, Nevada State Office on February 9, 2012 as Instrument NMC Number 1066359 thru 1066384.

The Klondike Southeast Property is located within Section 29 and 32, Township 1 North, Range 43 East and Section 5, Township 1 South, Range 43 East in the Klondike Mining District of Esmeralda County, Nevada.

Access from Tonopah, Nevada to the Klondike Southeast Property is approximately 14.2 miles to the southeast.  From the Town of Tonopah, Nevada, access via 2.7 miles from Tonopah on US Hwy 95, then 7 miles southeast along old US Hwy 95, then southeast 4.5 miles along an improved and dirt road to the Klondike Southeast Project.

In addition to the state regulations, federal regulations require a yearly maintenance fee to keep the claim in good standing.  In accordance with federal regulations, the Klondike Southeast Project is in good standing to September 1, 2012. A yearly maintenance fee of $3,640 is required to be paid to the Bureau of Land Management prior to the expiration date to keep the claim in good standing for an additional year.

History

At the Project, several historical prospects have explored the project area.  There is no recorded production from the ground covered by the Klondike Southeast Project.  Between 2008 and 2009, exploration and geological mapping and sampling was conducted by AuEx, Inc.

Physiography, Climate, Vegetation and Water

The Klondike Southeast Project is situated midway between the towns of Tonopah and Goldfield, Nevada approximately 14 miles southeast of Tonopah in the northern portion of the Klondike Hill.

Topography on the Project is gentle to moderate with an average elevation range of 5,440 feet to 5,640 feet.

The Klondike Southeast Project area is of a typically desert climate with relatively high temperatures and low precipitation.  Vegetation consists mainly of sparse sage brush.  Sources of water would be available from valley wells or from the towns of Tonopah or Goldfields.

Regional Geology

The Klondike Southeast Project is situated in the Klondike Hills within the northwest-trending Walker Lane structural domain province and where Walker Lane related structures intersects a possible, recently recognized caldera margin.  The Klondike Hills are part of a large syncline with an axis trending northeast and plunging to the northeast.  Anticlinal folding and imbricated thrusting along the southern limb have created a complex structural setting and locally control precious mineralization.  The majority of the rocks in the Klondike Mining District consist of early Cambrian Mule Springs Limestone, Cambrian Emigrant Formation consisting of argillite and limestone, Paleozoic Ordovician Palmetto Formation consisting of limestone, carbonaceous argillite, siltstone and chert.  The Cambrian and Paleozoic sediments have been intruded by Mesozoic granites and Tertiary rhyolite dikes and sills.  In the northern portion of the Klondike Mining District, Tertiary volcanic rocks of intermediate to felsic composition consisting of flows, tuffs, lahars and agglomerates locally intruded by rhyolitic dikes, sill and plugs occur.

Klondike Southeast Project Geology

The Klondike Southeast Project comprises of Tertiary volcanic rocks consisting of intermediate to felsic flows tuffs, lahars and agglomerates and may have been locally intruded by rhyolitic bodies and older.  Adjacent to the Tertiary volcanic rocks to the west and south, older Cambrian-Paleozoic limestone, and carbonaceous argillite-siltstone sedimentary rocks occur and may be locally intruded by Tertiary rhyolitic dikes and sills.

Klondike Southeast Mineralization

At the Klondike Southeast Project, alteration of the volcanic tuffs and agglomerate rocks appears high-level consisting of argillization and local quartz-calcite veining-stockwork and disseminated pyritization.  The surrounding older Cambrian-Paleozoic rocks to the west and south are pervasively silicified and cut by quartz stockwork and the alteration appears similar to Carlin-type systems.  Mineralization in the Klondike Southeast Project area includes anomalous mineralized material in both host rock units.

EAGLEVILLE PROPERTY

The Eagleville Property is comprised of fifty eight (58) located unpatented lode mining claims of approximately 1,160 acres located in the Eagleville Mining District, situated in Mineral County Nevada.  Mountain Gold Exploration, Inc. owns 34% ownership and Lane Griffin and Associates owns 66% ownership and collectively both parties own a total 100% ownership as the registered owners of the Eagleville Project.  The Eagleville Property is leased to us pursuant to a written Exploration and Mining Lease and Option to Purchase Agreement dated July27, 2012.

Location and Access

The Eagleville Property is comprised of approximately 1,160 acres and 58 lode mining claims which were located and filed in the Mineral County recorder’s office in Hawthorne, Nevada.

The Eagleville Project is located within Sections 33, 34, 35, Township 14 North, Range 33 East and Sections 2, 3, 4 and 5 Township 13 North, Range 33 East in the Eagleville Mining District of Mineral County, Nevada.

Access from Fallon Nevada, Nevada to the Eagleville Project is approximately 50 miles to the southeast.  From the Town of Fallon, Nevada, access via 30 miles southeast from Fallon on US Hwy 50, then 17 miles south along Nevada State Route 839, then 3 miles east on unimproved dirt roads to the Eagleville Project.

In addition to the state regulations, federal regulations require a yearly maintenance fee to keep the claim in good standing.  In accordance with federal regulations, the Eagleville Project is in good standing to September 1, 2013.  A yearly maintenance fee of $8,120 is required to be paid to the Bureau of Land Management prior to the expiration date to keep the claim in good standing for an additional year.

History

At the Eagleville Project, several historical prospects, adits and shafts have explored the project area. Between 1884 and 1894, there was approximately $20,000 (1,000 ounces of gold) undocumented recorded production from the ground covered by the Eagleville Project.  In 1982, Duval conducted underground mapping and sampling.  In 1983, Phelps Dodge conducted surface mapping.

Physiography, Climate, Vegetation and Water

The Eagleville Project is situated in the central portion of the Eagleville Mining District and is approximately 50 miles southeast of the town of Fallon, Nevada. Topography on the Project is moderate relief gentle with an average elevation range of 5,600 feet to 6,260 feet.

The Eagleville Project area is of a typically high desert climate with relatively moderate temperatures and low precipitation. Vegetation consists mainly of sparse sage brush.  Sources of water would be available from valley wells and springs or from the Rawhide gold and silver deposit.

Regional Geology

The Eagleville Project is located in the southern flank of the Sand Springs Range and situated in the transitional structural zone along the northeastern bounding structure of the Walker Lane Structural Belt which separates the Great Basin and the Walker Lane physiographic provinces.

Eagleville Project Geology

At Eagleville, Triassic age complex of bi-modal intrusives dikes, sills and plugs have intruded meta-volcanic and sedimentary rocks of the Excelsior Formation, which in turn were intruded by Cretaceous granites.  Locally, post-mineral Tertiary rocks cover and conceal portions of the mineralized system.

Eagleville Project Mineralization

At the Eagleville Project, the earliest mineralization appears to be a series of north 80 east striking, silver-lead-barite veins that extend at least 3000 feet. These earlier north 80 east trending silver-lead-barite vein structural zones is steeply dipping and well exposed for over 3000 feet to the southwest and an isolated exposure in a drainage canyon suggests the veins may extend over 8,000 feet.   High grade, narrow, free-gold mineralization is hosted along a series of northwest striking, en echelon quartz-pyrite vein and numerous working have explored and mined these veins.  The gold is found primarily in the free state as sub millimeter grains with minor sulfides and iron oxides.  The quartz veins were mined at an average width of 3 feet from the surface down to over 400 feet down dip by stoping on 50 foot levels.

BLM serial numbers or identification numbers in regarding the Eagleville property .

Name of claims or sites	BLM Serial Number

Molly	683538
Mitchel	683539
Sleeper	840466
Dragon Stone	840467
Eagle Gold 1	813143
Eagle Gold 2	813144
Eagle 12	800373
Eagle 14	800374
Eagle 33	800375
Eagle 35	800376
Eagle 8 to Eagle 11	846896 to 846899
Eagle 13	846900

Eagle 15 to Eagle 18	846901 to 846904
Eagle 27 to Eagle 32	846913 to 846918
Eagle 37	846919
Eagle 39 to Eagle 42	846920 to 846924
Eagle 44	846925
Eagle 46	846927
Eagle 51	846932
Eagle 52 to Eagle 70	846951 to 846969
Eagle 91 to Eagle 94	846946 to 846949
Eagle 102	846950
Eagle 103	846971

Property Agreements

We lease the foregoing properties pursuant to the following  lease agreements:

1.	Mountain Gold Claims LLC for the Klondike 25-29 Property, Klondike 41 Property, Klondike Central Property and Klondike Southeast Property.
2.	Mountain Gold Claims LLC and Black Rock Exploration LLC for the Divide TH Property, Divide DN Property and Divide GS Property.
3.	Eagleville Property

             Our interest in the properties is limited to our leasehold interest.  Our leases, however, grant us a right to purchase the underlying minerals upon completion of certain conditions described below .

On October 24, 2011, we entered into an Exploration and Mining Lease and Option to Purchase Agreement (the “Agreement”) with Mountain Gold Claims, LLC. Series 8, a Nevada Limited Liability Company (“MGC”) wherein we leased the Klondike North Property from MGC under the terms of the claims MGC holds on the property.  The term of the lease is 50 years.  Under the terms of the Agreement we are obligated to make yearly lease payments to MGC of $10,000 or 250,000 restricted shares of common stock the first year, $20,000 the second year; $30,000 the third year; $40,000 the fourth year; $50,000 the fifth year; and, $100,000 the eleventh year and thereafter.  Further, we are obligate to issue 500,000 restricted shares of common stock to Mountain Gold Holdings LLC, Series S.  In addition we are obligated to pay MGC a net smelter royalty of 3% from the sale or production of minerals from the property.  We are also obligated to expend at least $5,000 during the first year of the Agreement; $25,000 the second year; $50,000 the third year; $75,000 the fourth year; and, $100,000 the fifth year and thereafter. In addition to the foregoing, we are obligated to perform work assessments on the property required by federal and state laws.  In consideration of the foregoing, we have the right to remove all minerals from the property.  We also have the right to acquire 1% of the smelter royalty for $1,000,000 and an additional 1% for $3,000,000.  We also have the right to purchase the claims underlying the Agreement from MGC in consideration of $400,000.  During the term of the lease, we are obligated to pay all fees related thereto and indemnify MGC from any losses incurred by MGC.  The Agreement contains additional obligations to be performed by us during the term of the Agreement.

On February 21, 2012, we entered into an Exploration and Mining Lease and Option to Purchase Agreement (the “Agreement”) with Mountain Gold Claims, LLC. Series 5, a Nevada Limited Liability Company and Black Rock Exploration LLC, a Nevada Limited Liability Company (collectively the “Owner”) wherein we leased the Divide Property from the Owner under the terms of the claims Owner holds on the property.  The term of the lease is 50 years.  Under the terms of the Agreement we are obligated to deliver 100,000 restricted shares of common stock on the execution of the Agreement and make yearly lease payments to the Owner of $10,000 or 100,000 restricted shares of common stock the first year; $20,000 the second year; $30,000 the third year; $40,000 the fourth year; $50,000 the fifth year; and, $100,000 the eleventh year and thereafter.  Further, we are obligate to issue 100,000 restricted shares of common stock to the Owner.  In addition we are obligated to pay the Owner a net smelter royalty of 3% from the sale or production of minerals from the property.  We are also obligated to expend at least $5,000 during the first year of the Agreement; $25,000 the second year; $50,000 the third year; $75,000 the fourth year; and, $100,000 the fifth year and thereafter. In addition to the foregoing, we are obligated to perform work assessments on the property required by federal and state laws.  In consideration of the foregoing, we have the right to remove all minerals from the property.  We also have the right to acquire 1% of the smelter royalty for $1,000,000 and an additional 1% for $3,000,000.  We also have the right to purchase the claims underlying the Agreement from Owner in consideration of $400,000.  During the term of the lease, we are obligated to pay all fees related thereto and indemnify Owner from any losses incurred by Owner.  The Agreement contains additional obligations to be performed by us during the term of the Agreement.

On July 27, 2012, we entered into an Exploration and Mining Lease and Option to Purchase Agreement (the “Agreement”) with Mountain Gold Exploration, Inc. and Lane A. Griffin and Associates (collectively the “Owner”) wherein we leased the Eaglesville Property from the Owner.  The term of the lease is 50 years.  Under the terms of the Agreement we are obligated to deliver a total of 600,000 restricted shares of common stock over the next two years and make Advance Royalty Payments of $6,000 upon the execution of the Agreement; $15,000 prior to July 27, 2013; $20,000 prior to July 27, 2014; $30,000 prior to July 27, 2015; $40,000 prior to July 27, 2016; $50,000 prior to July 27, 2017; and $100,000 prior to July 27, 2018 and each year thereafter during the term of the Agreement.  In addition we are obligated to pay the Owner a net smelter royalty of 3% from the sale or production of minerals from the property and pay a production royalty equal to 1% of the net smelter returns.   The 3% net smelter royalty from the sale or production of minerals from the 58 unpatented lode mining claims only.   A 1% net smelter royalty from the sale or production of minerals shall be paid to the lessor from all other mining claims that exist within the Area of Interest outside of the 58 unpatented lode mining claims.  Area of Interest is defined as the area within Sections 32, 33, 34 and 35, Township 14 North, Range 33 East; and Sections 2, 3, 4, 5, 8, 9, 10 and 11Township 13 North, Range 33 East .  We are also obligated to expend at least $5,000 during the first year of the Agreement; $10,000 the second year; $25,000 the third year; $50,000 the fourth year; and, $100,000 the fifth year and each year thereafter.  In addition to the foregoing, we are obligated to perform work assessments on the property required by federal and state laws.  In consideration of the foregoing, we have the right to remove all minerals from the property.  We also have the right to acquire 1% of the smelter royalty for $1,000,000 and an additional 1% for $3,000,000.  We also have the right to purchase the claims underlying the Agreement from Owner in consideration of $400,000.  During the term of the lease, we are obligated to pay all fees related thereto and indemnify Owner from any losses incurred by Owner.  The Agreement contains additional obligations to be performed by us during the term of the Agreement.

Supplies

Supplies and manpower are readily available for exploration of the claim.

Other

Other than our interest in the claims, we own no other property.

Our Proposed Exploration Program

             We plan on conducting geological mapping and additional rock chip and soil sampling, underground rock chip sampling, and if necessary performing hand trenching work to expose bedrock.  The object of this work will be to determine if there is an economically recoverable gold-silver resource on the properties.  All sample locations will be marked and mapped.  The initial phase of work will provide enough information to allow the company to decide whether or not to proceed to the next phase of exploration and warrant follow up drilling.

It will take us two to three weeks to conduct the geological mapping and rock chip sampling, as well as hand trenching, if necessary.  It will take approximately another two to three weeks to obtain results from the lab.  We will plot all sample locations on enlarged topographic maps and provide GPS with these locations.  Thereafter we will begin reverse circulation or core drilling.

Funds will be used for GIS/drafting and data compilation work, land-claim research compilation, claim surveying, staking and recording, grid surveying and installation, sample collecting, hand trenching, geological mapping, supplies, shipping, lab costs, meals, lodging, truck fuel and mileage expenses and labor.

We must conduct exploration to determine what amount of minerals, if any, exist on the properties we lease and if any minerals which are found can be economically extracted and profitably processed. Our interest in the properties is limited to our leasehold interest.  Our leases, however, grant us a right to purchase the underlying minerals upon completion of certain conditions .

The properties are undeveloped raw land. Exploration and surveying has not been initiated until we raise additional money. That is because we do not have money to complete exploration.

Before minerals retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material.  Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material.  We can’t predict what that will be until we find mineralized material.

We do not claim to have any minerals or reserves whatsoever at this time on any of the claims.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success.  That is because we have a piece of raw land and we intend to look for a gold-silver ore body.  We may or may not find an ore body.  We have the right to prospect, explore, test, develop, work and mine the claims.  We hope we do, but it is impossible to predict the likelihood of such an event.  The overwhelming likelihood is that there is no ore body on our mineral claims.  In addition, the nature and direction of the exploration may change depending upon initial results.

We do not have any plan to take our company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

The following is an outline of the estimated maximum costs of this first phase of exploration of the properties we lease :

Consulting Services	$50,000
Survey & Surface Sampling	$20,000
Trenching & Sampling	$50,000
Core Drilling	$200,000 – 300,000
Analyzing Samples	$30,000

Currently we have approximately $120,000 to begin the first phase of exploration.  We will have to raise additional capital to complete the first phase.  We intended to obtain the capital from the exercise of our Redeemable Warrants; possible sale of additional shares of common stock; or loans.  There is no assurance that we will raise the additional funds to complete the first phase of exploration.

Competitive Factors

The gold mining industry is fragmented, that is there are many, many gold prospectors and producers, small and large. We do not compete with anyone. That is because there is no competition for the exploration or removal of minerals from the claims. We will either find gold on the claims or not. If we do not, we will cease or suspend operations. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. Readily available gold markets exist in the United States and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Rental Fee Requirement

We are obligated under our agreement with Mountain Gold Claims LLC and Black Rock Exploration LLC to pay the rental fee.  The Federal government’s Continuing Act of 2002 extends the requirement of rental or maintenance fees in place of assessment work for filing and holding mining claims with the BLM. All claimants must pay a yearly maintenance fee of $140 per claim for all or part of the mining claim assessment year. The fee must be paid at the State Office of the Bureau of Land Management by August 31, of each year. We have paid this fee through 2012. The assessment year ends on noon of September 1 of each year.  The initial maintenance fee is paid at the time the Notice of Location is filed with the BLM and covers the remainder of the assessment year in which the claim was located. There are no exemptions from the initial fee. Some claim holders may qualify for a Small Miner Exemption waiver of the maintenance fee for assessment years after the year in which the claim was located.  We do not qualify for a Small Miner Exemption.  The following sets forth the BLM fee schedule:

Fee Schedule (per claim)
Location Fee	$30.00
Maintenance Fee	$140.00
Service Charges	$10.00
Transfer Fee	$5.00
Proof of Labor	$5.00
Notice of Intent to Hold	$10.50
Transfer of Interest	$10.00
Amendment	$5.00
Petition for Deferment of Assessment Work	$25.00
Notice of Intent to Locate on Stock Raising Homestead land	$25.00

The BLM regulations provide for three types of operations on public lands: 1. Casual Use level, 2. Notice level, and 3. Plan of Operation level.

1.   Casual Use means activities ordinarily resulting in no or negligible disturbance of the public lands or resources. Casual Use operations involve simple prospecting with hand tools such as picks, shovels, and metal detectors. Small-scale mining devices such as dry washers having engines with less than 10 brake-horsepower are allowed, provided they are fed using only hand tools. Casual Use level operations are not required to file an application to conduct activities or post a financial guarantee.

2.   Notice level operations include only exploration activities in which five or less acres of disturbance are proposed. Presently, all Notice Level operations require a written notice and must be bonded for all activities other than reclamation.

3.   Plans of Operation activities include all mining and processing (regardless of the size of the proposed disturbance), plus all other activities exceeding five acres of proposed public land disturbance.

Operators are encouraged to conduct a thorough inventory of the claims to determine the full extent of any existing disturbance and to meet with field office personnel at the site before developing an estimate. The inventory should include photographs taken “before” and “after” any mining activity.

If an operator constructs access or uses an existing access way for an operation and would object to BLM blocking, removing, or claiming that access, then the operator must post a financial guarantee that covers the reclamation of the access.

Concurrence by the BLM for occupancy is required whenever residential occupancy is proposed or when fences, gates, or signs will be used to restrict public access or when structures that could be used for shelter are placed on a claim. It is the claimant’s responsibility to prepare a complete notice or plan of operators.

Mining Claims on State Land

The Nevada law authorizing location of claims on State Lands was repealed in 1998. Acquisition of mineral rights on Nevada trust land can only be accomplished by application for a prospecting permit, mineral lease, or lease of common variety materials.

We will secure all necessary permits for exploration and, if development of a claim is warranted, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We are in compliance with all laws and will continue to comply with the laws in the future. We believe that compliance with the laws will not adversely affect our business operations.

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the claims.

We will secure all necessary permits for exploration and, if development is warranted on a claim, will file final plans of operation before we start any mining operations. At this point, a permit from the BLM would be required. Also, we would be required to comply with the laws of the state of Nevada and federal regulations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of a claim. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

Subcontractors

We intend to use the services of subcontractors for certain exploration work on the properties we lease when deemed necessary.  Our interest in the properties is limited to our leasehold interest.  Our leases, however, grant us a right to purchase the underlying minerals upon completion of certain conditions.  The members of our Technical Advisory Committee will conduct the majority of the surveying, exploration, and excavating of the property. Thomas Callicrate and Roger Walther are the members of the Technical Advisory Committee.   Both individuals are based in Nevada and have extensive experience in mining in the state of Nevada, specifically in the areas where we have leased properties are located. The company does not have any contract with either of them but will contract their services on a needed basis .  Further, we will hire geologists and engineers as independent contractors on an as needed basis. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future outside of the existing members of our management team and advisory committee. Accordingly, we cannot determine at this time the precise number of people we will retain to perform the foregoing services. Mr. Fralich will handle our administrative duties.

Employees and Employment Agreements

At present, only one of our officers/directors is a full-time employee and will devote all of his time to our operations. That person is Mark Fralich, our president. One other officer, Erik Panke is a part-time employee and will devote about 10% of his time or four hours per week to our operation. Mr. Panke will perform the accounting and bookkeeping services for the corporation.  We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future.

Claim Interests and Mining Claims in General

Mining claims are subject to the same risk of defective title that is common to all real property interests. Additionally, mining claims are self-initiated and self-maintained and therefore, possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims solely from an examination of the public real estate records and, therefore, it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of a claim. If the validity of a patented mining claim is challenged by the BLM or the U.S. Forest Service on the grounds that mineralization has not been demonstrated, the claimant has the burden of proving the present economic feasibility of mining minerals located thereon. Such a challenge might be raised when a patent application is submitted or when the government seeks to include the land in an area to be dedicated to another use.

Reclamation

We generally are required to mitigate long-term environmental impacts by stabilizing, contouring, re-sloping and re-vegetating various portions of a site after mining and mineral processing operations are completed. These reclamation efforts will be conducted in accordance with detailed plans, which must be reviewed and approved by the appropriate regulatory agencies.

Government Regulation

Mining operations and exploration activities are subject to various national, state, and local laws and regulations in the United States, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We will obtain the licenses, permits or other authorizations currently required to conduct our exploration program. We believe that we are in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed thereunder in Idaho, Nevada and the United States.

Our mineral exploration program is subject to the regulations of the Bureau of Land Management.  The prospecting on the claims are provided under the existing 1872 Mining Law and all permits for exploration and testing must be obtained through the local Bureau of Land Management office of the Department of Interior. Obtaining permits for minimal disturbance as envisioned by this exploration program will require making the appropriate application and filing of the bond to cover the reclamation of the test areas. From time to time, an archeological clearance may need to be contracted to allow the testing program to proceed.

While conducting surface exploration, we will not utilize heavy equipment.  Accordingly, the only BLM regulations that require our compliance will be removal of all portable equipment,  cleanup and removal  of all trash, and reclamation of all disturbance.   If  heavy equipment is to be used in the next phase of exploration, including drilling, we will have to comply with all County and BLM environmental regulations involved with either a Notice of Intent to Operate or Plan of Operations which relate to  undue and unnecessary degradation of land, minimize cut and fill on roads, legal disposal of any tailings and waste should any major disturbance we generated,  plugging of all drill holes in accordance with all county, state and federal regulations and reclamation of all disturbance.

We believe there will be no adverse affect on us as a result of complying with the governmental regulations and at our current stage of operations we do not anticipate any costs related to the governmental regulations.

Environment Regulations

Our activities are subject to various federal and state laws and regulations governing protection of the environment. These laws are continually changing and, in general, are becoming more restrictive. We intend to conduct business in a way that safeguards public health and the environment.  We will conduct our operational compliance with applicable laws and regulations.

Changes to current state or federal laws and regulations, where we intend to operate could in the future require additional capital expenditures and increased operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could impact the economics of our project.

During 2012, there were no material environmental incidents or non-compliance with any applicable environmental regulations on the properties.

Our Office

Our office is located at 2555 West Palais Drive, Coeur d’Alene, Idaho 83815. This is also our mailing address. The telephone number is (509) 928-7604.  We lease the foregoing office from Timothy Major, pursuant to a written lease.  The term of the lease is for 1-year beginning January 1, 2012 ending December 31, 2012 and our monthly rent is $100 per month for a 500 square foot office.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is appointed by the board of directors and serves until he resigns or is replaced. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
Mark A. Fralich 4836 S. Progress Court Veradale, WA 99037	63	President and a member of the Board of Directors

Erik Panke 269 Diamond Hitch Dr. Kellogg, ID 83837	48	Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer, and a member of the Board of Directors

Gregory S. Stewart 461 Paradise Lane Pinehurst, ID 83850	47	Member of the Board of Directors

Douglas D. Dobbs 8824 South Hilby Rd. Spokane, WA 99223	45	Member of the Board of Directors

Mark A. Fralich

Mark A. Fralich has been our president and a member of the board of directors since September 2011.  From January 2007 to August 2008, Mr. Fralich was a consultant for Mines Management Inc., providing investor relations “Precious Metals seminars” throughout the United States and Canada to Institutional and Retail investors.  Mines Management Inc., located in Spokane, Washington, is a U.S.-based exploration and development company engaged in the acquisition, exploration, and development of silver-dominant mineral projects.  From August 2008 to February 2010 Mr. Fralich rendered consulting services relating to marketing and investor relations to United Mines Services, Inc., located in Pinehurst, Idaho.  Mr. Fralich was involved in the development of all marketing materials as well as marketing the company to Institutional and Retail investors through a variety of mining related conferences and showcase events.  United Mines Services, Inc. was engaged in the business of providing a variety of mine related services relating to mine owners as well as development of the Crescent Silver Mine in the Silver Valley, near Kellogg, Idaho, under the new company name United Silver.  From February 2010 to August 2011 Mr. Fralich provide consulting services to Consolidated Goldfields, Inc., located in Reno, Nevada.  He was responsible for contacting Institutional and Retail investors with regards to diversification of their investment portfolios, website design, and marketing materials for Consolidated Goldfields, Inc.  Consolidated Goldfields, Inc. is a junior gold-silver company involved in a variety of mining areas including exploration, development, and operations for both major and other junior mining companies.  From August 2011 to April 2012, Mr. Fralich has been a consultant involved in investor relations for Silver Scott Mines Inc., based out of Hilton Head, S.C.  Silver Scott Mines is a development stage precious metals mining company that currently operates in Mexico through a wholly owned subsidiary.  Mr. Fralich has been actively involved in contacting Institutional and Retail Investors with the progress of the Silver Scott Mines operations.  Mr. Fralich was elected to the board of directors as a result of his many years of experience in mining, specifically in the sector of junior exploration stage companies and his understanding of the business risks associated with junior mining companies and the mining sector as a whole .

Erik Panke

Since January 1, 2012, Erik Panke has been our secretary, treasurer, principal financial officer, principal accounting officer and since February 2012, Mr. Panke has been a member of our board of directors.  Since April 2008, Mr. Panke has served as both chief financial officer and controller of United Mine Services, Inc., located in Kellogg, Idaho.  United Mine Services, Inc. owns 80% of the Crescent Silver Mine and is also engaged in the business of providing a variety of mine related services to mine owners. United Mine Services is a wholly owned subsidiary of United Silver Corp., which trades on the Toronto Stock Exchange under the symbol USC.  From 1986 to March 2008, Mr. Panke worked for Washington Group International, Inc., formerly Morrison Knudsen Corporation, an international engineering, construction, mining, and program management company.  He started as a field accountant and progressed to Senior Manager of Business at project sites throughout the United States.  He was responsible for all corporate accounting and administrative duties on engineering and construction projects, including cost and budgeting, payroll and human resources administration, client relations and financial statement preparation.  Mr. Panke was elected to the board of directors as a result of his many years of experience in mining, specifically in the sector of junior exploration stage companies and his understanding of the business risks associated with junior mining companies and the mining sector as a whole .

Gregory S. Stewart

Since September 2011, Gregory A. Stewart has been a member of our board of directors.  Since July 2007, Mr. Stewart has served as president, chief executive officer and a director of United Mine Services, Inc., located in Kellogg, Idaho.  United Mine Services, Inc. owns 80% of the Crescent Silver Mine and is also engaged in the business of providing a variety of mine related services to mine owners. United Mine Services is a wholly owned subsidiary of United Silver Corp., which trades on the Toronto Stock Exchange under the symbol USC.   Since May 2010, Mr. Stewart has been a director of United Silver Corp., and he was the CEO from May 2010 to September 2010.  From 1992 to June 2007, Mr. Stewart was the sole owner of Stewart Contracting, Inc., a heavy civil and environmental remediation company located in Pinehurst Idaho.  Stewart Contracting, Inc. provided excavation, road construction, steam restoration, demolition, environmental remediation, and reclamation services to public and private clients in North Idaho’s Silver Valley.  On June 30, 2007, United Mine Services acquired Stewart Contracting and retained Mr. Stewart as president and chief executive officer.  Mr. Stewart was elected to the board of directors as a result of his many years of experience in mining, specifically in the sector of junior exploration stage companies and his understanding of the business risks associated with junior mining companies and the mining sector as a whole .

Douglas D. Dobbs

Since February 2012, Douglas D. Dobbs has been a member of our board of directors.  Since October 2002, Mr. Dobbs has held several positions with Mines Management, Inc., located in Spokane, Washington.  Currently, Mr. Dobbs is the Vice President of Corporate Finance and Development and has served in this position since March 2011. Between June 2005 and March 2011, he served as Mines Management, Inc.’s  Vice President of Corporate Development, and continues to serve as Corporate Secretary .  Mines Management, Inc. is a U.S.-based exploration and development company engaged in the acquisition, exploration, and development of silver-based dominant mineral projects.   Mr. Dobbs was elected to the board of directors as a result of his many years of experience in mining, specifically in the sector of junior exploration stage companies and his understanding of the business risks associated with junior mining companies and the mining sector as a whole .

Involvement in Certain Legal Proceedings

During the past ten years, Messrs. Fralich, Panke, Stewart, and Dobbs have not been the subject of the following events:

1.
A petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he/she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he/she was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him/her from, or otherwise limiting, the following activities;

i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator,  floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; or

ii)	Engaging in any type of business practice; or
iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws.

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
The subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)	Any Federal or State securities or commodities law or regulation; or
ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended, (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of the size of our operations, at the present time we believe the services of a financial expert are not warranted.

Conflicts of Interest

There are no conflicts of interest with respect to our officers, directors and key employees.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers from July 1, 2010 through June 30, 2012 for fiscal year 2012 and from July 1 through September 30, 2012 for fiscal year 2013.

Summary Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value &
						Non-Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
Name and Principal	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Totals
Position [1]	Year	($)	($)	($)	($)	(S)	($)	($)	($)
Mark Fralich	2013	10,000	0	0	0	0	0	0	10,000
President	2012	0	0	14,000	0	0	0	0	14,000

Erik Panke	2013	0	0	0	0	0	0	0	0
Secretary & Treasurer	2012	0	0	3,000	0	0	0	0	3,000

Employment Agreements

We have no employment agreements with any of our officers, directors or advisors other than as follows:

Mark Fralich, our President does not have an employment agreement with us.  The board of directors is considering paying him a minimum of $5,000 per year and a maximum of $20,000 per year.  To date, we have not had sufficient funding to pay a salary to Mr. Fralich. We may pay Mr. Fralich a performance bonus as determined by the board of directors. Further, he will be entitled to participate in employee benefit plans as they develop and stock option plans as determined by the board of directors. On January 23, 2012, Mr. Fralich received a 200,000 share stock award with a value of $4,000 for past services rendered to the corporation. On June 30, 2012, Mr. Fralich also received a 100,000 share stock award with a value of $10,000 for services rendered to the corporation.

Erik Panke, our secretary, treasurer, principal financial officer, and principal accounting officer has an employment agreement with us to provide accounting services to us.  The agreement is to pay him $500 per year in stock for bookkeeping and accounting services. The corporation will pay Mr. Panke a performance bonus as determined by the board of directors. Further, he will be entitled to participate in employee benefit plans as they develop and stock option plans as determined by the board of directors.

Director Compensation

The following table sets forth information with respect to compensation paid by us to our directors from July 1, 2010 through June 30, 2012 for fiscal year 2012 and from July 1 through September 30, 2012 for fiscal year 2013.

Director Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
						Change in
						Pension Value
		Fees			Non-Equity	and Nonqualified
		Earned or			Incentive	Deferred	All
		Paid in	Stock	Option	Plan	Compensation	Other
	Fiscal	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)
Mark A. Fralich	2013	10,000	0	0	0	0	0	10,000
	2012	0	14,000	0	0	0	0	14,000

Erik Panke	2013	0	0	0	0	0	0	0
	2012	0	3,000	0	0	0	0	3,000

Gregory S. Stewart	2013	0	0	0	0	0	0	0
	2012	0	3,500	0	0	0	0	3,500

Douglas D. Dobbs	2013	0	0	0	0	0	0	0
	2012	0	2,500	0	0	0	0	2,500

All compensation received by our officers and directors has been disclosed.

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance at this time.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Idaho.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Idaho law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares.

		Percentage of	Number of	Percentage of
	Number of Shares	Ownership	Shares Owned	Shares Owned
Name and Address of	Currently	Based on Current	Assuming Sale	Assuming Sale
Beneficial Owner	Owned	Ownership	of Shares	of Shares

Mark Fralich[1] 2555 W. Palais Drive Coeur d’Alene, ID 83815	550,000	7.23%	440,000	5.78%

Erik Panke 2555 W. Palais Drive Coeur d’Alene, ID 83815	85,000	1.12%	68,000	0.89%

Gregory A. Stewart 2555 W. Palais Drive Coeur d’Alene, ID 83815	175,000	2.30%	140,000	1.84%

Douglas D. Dobbs 2555 W. Palais Drive Coeur d’Alene, ID 83815	25,000	0.33%	20,000	0.26

All officers and directors as a group (4 people)	835,000	10.97%	668,000	8.78%

Timothy and Sara Major 2555 W. Palais Drive Coeur d’Alene, Idaho 83815	725,000	9.53%	580,000	7.62%

Avery Family LLC [2] 2624 Edgerock Road Reno, NV 89519	500,000	6.57%	0	0.00%

Mountain Gold Holdings LLC [3] 760 Brenda Way Washoe Valley, Nevada 89704	876,000	11.51%	700,800	9.21%

[1]	Includes 400,000 shares of common stock owned by Mark Fralich and 150,000 shares of common stock owned by Mark and Linda Fralich, husband and wife.

[2]	Ron Avery exercises voting and dispositive control over the shares of common stock owned by Avery Family LLC.

[3]	Thomas Callicrate exercises voting and dispositive control over the shares of common stock owned by Mountain Gold Holdings.

Future sales by existing stockholders

A total of 7,611,000 shares of common stock have been issued to 74 persons, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. The shares can be only sold pursuant to an effective registration statement filed with the SEC or pursuant to an exemption from registration.  Rule 144 may be unavailable to us if we were or are a “shell company”.  A “shell company” is a corporation with no or nominal assets, or its only asset is cash, and no or nominal operations.   We have concluded we are a “shell company” and accordingly Rule 144 is unavailable for the resale of our shares of common stock .

Securities Authorized for Issuance Under Equity Compensation Plans

We have no equity compensation plans and accordingly have no securities authorized for issuance under any equity compensation plans.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and includes all warrants exercisable within the next six months.

Name	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering
Abrams, Russell L. [1]	75,000	0.83%	75,000	0.00%
Allen, Ronald L. [2]	85,000	0.94%	85,000	0.00%
Aronow, James B. [3]	150,000	1.65%	150,000	0.00%
Avery Family LLC [4], [5]	750,000	8.27%	750,000	0.00%
Berry, Harry & Renate [6]	300,000	3.31%	300,000	0.00%
Binstead, Estelle	10,000	0.11%	10,000	0.00%
Binstead, Greg	10,000	0.11%	10,000	0.00%
Black Rock Exploration LLC [7]	70,000	0.77%	14,000	0.62%
Bowring, Christopher & Fiona [8]	75,000	0.83%	75,000	0.00%
Cell, Robert [9]	112,500	1.24%	112,500	0.00%
Ciapara, Roger J. Ciapara Trust [10] [11]	75,000	0.83%	75,000	0.00%
Collins, Keri [12]	75,000	0.83%	75,000	0.00%
Collins, Kevin [13]	87,500	0.96%	87,500	0.00%
Corigliano, Becky	10,000	0.11%	10,000	0.00%
Cougar Valley LLC [14]	100,000	1.10%	100,000	0.00%
Dircksen, Paul E.	110,000	1.21%	30,000	0.88%
Dobbs, Doug	25,000	0.28%	5,000	0.22%
Farag, Wahid & Kellie	50,000	0.55%	50,000	0.00%
Fralich Living Trust, John L. & Linda D. [15]	50,000	0.55%	50,000	0.00%
Fralich, Mark [16]	450,000	4.96%	80,000	4.08%
Fralich, Mark A. & Lynda S.	150,000	1.65%	30,000	1.32%
Gorman, Thomas	10,000	0.11%	10,000	0.00%
Goss, Stephen	250,000	2.76%	50,000	2.20%
Greene, Willam [17]	300,000	3.31%	300,000	0.00%
Griffin, Lane [18]	75,000	0.83%	75,000	0.00%
Gunter, John	100,000	1.10%	20,000	0.88%
Haakenson, Tim	100,000	1.10%	20,000	0.88%
Higgins, Lewis	10,000	0.11%	10,000	0.00%

Name	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering
Higgins, Lewis & Gloria [19]	75,000	0.83%	75,000	0.00%
Hoffman, Todd	10,000	0.11%	10,000	0.00%
Holzinger, Walter & Ofelia [20]	75,000	0.83%	75,000	0.00%
Hussey, Daniel H. [21]	75,000	0.83%	75,000	0.00%
Jenkins, Erin	10,000	0.11%	10,000	0.00%
Johnson, Gary	20,000	0.22%	20,000	0.00%
Kaufman, Chad	10,000	0.11%	10,000	0.00%
King, Michelle & Jeremy	10,000	0.11%	10,000	0.00%
Kroll, Rich [22]	150,000	1.65%	150,000	0.00%
LaChance, Britt [23]	87,500	0.96%	87,500	0.00%
Lane Griffin & Associates [24]	200,000	2.20%	40,000	1.76%
Leabman, Michael [25]	150,000	1.65%	150,000	0.00%
Lesso, Alan W. [26]	150,000	1.65%	150,000	0.00%
Major, Christopher A.	50,000	0.55%	50,000	0.00%
Major, Philip R.	50,000	0.55%	50,000	0.00%
Major, Sara	400,000	4.41%	80,000	3.53%
Major, Timothy[27]	325,000	3.58%	65,000	2.87%
Mancuso, Becky	10,000	0.11%	10,000	0.00%
Mancuso, Joseph D.	10,000	0.11%	10,000	0.00%
Mancuso, Joseph J.	10,000	0.11%	10,000	0.00%
Mancuso, Thomas K. [28]	185,000	2.04%	185,000	0.00%
Marchione, James [29]	150,000	1.65%	150,000	0.00%
McCormick, Timothy L. & Martha	50,000	0.55%	50,000	0.00%
Miles, Michael & Lori [30]	150,000	1.65%	150,000	0.00%
Moore, James M.	50,000	0.55%	50,000	0.00%
Mountain Gold Holdings LLC Series S [31]	876,000	9.65%	175,200	7.72%
Neal, Robert E.	10,000	0.11%	10,000	0.00%
Noren Family Exemption Trust [32] [33]	375,000	4.13%	375,000	0.00%
Panke, Erik	85,000	0.94%	17,000	0.75%
Redal, John [34]	75,000	0.83%	75,000	0.00%
Ritchie, Ian	10,000	0.11%	10,000	0.00%
Roberto, Gary	10,000	0.11%	10,000	0.00%
Rudnicki, Laurence A. [35]	85,000	0.94%	85,000	0.00%
Ryan, John	100,000	1.10%	100,000	0.00%
Sheldon, John [36]	75,000	0.83%	75,000	0.00%
Spina, Peter	110,000	1.21%	110,000	0.00%
St. Germain Partners [37] [38]	75,000	0.83%	75,000	0.00%
Stepper, Michael R.	50,000	0.55%	50,000	0.00%
Stewart, Greg S.	175,000	1.93%	35,000	1.54%
Swallow, John [39]	175,000	1.93%	70,000	1.16%
Tasman Pacific Ltd. [40] [41]	150,000	1.65%	150,000	0.00%
Tate, Karen K.	100,000	1.10%	100,000	0.00%
Tate, Lloyd W [42]	250,000	2.76%	250,000	0.00%
Tate, Thomas K.	100,000	1.10%	100,000	0.00%
Thompson, Phil	10,000	0.11%	10,000	0.00%
Walther, Roger	50,000	0.55%	50,000	0.00%

TOTAL	9,073,500	100%	6,313,700	30.42%

[1]           Includes 50,000 shares of common stock and Redeemable Warrants to acquire 25,000 shares of common stock.
[2]           Includes 60,000 shares of common stock and Redeemable Warrants to acquire 25,000 shares of common stock.
[3]           Includes 100,000 shares of common stock and Redeemable Warrants to acquire 50,000 shares of common stock.

[4]           Includes 500,000 shares of common stock and Redeemable Warrants to acquire 250,000 shares of common stock.
[5]           Ron Avery exercises voting and dispositive control over the shares of common stock owned by Avery Family LLC.
[6]           Includes 200,000 shares of common stock and Redeemable Warrants to acquire 100,000 shares of common stock.
[7]	Roger Walther exercises voting and dispositive control over the shares of common stock owned by Black Rock Exploration LLC.
[8]           Includes 50,000 shares of common stock and Redeemable Warrants to acquire 25,000 shares of common stock.
[9]           Includes 75,000 shares of common stock and Redeemable Warrants to acquire 37,500 shares of common stock.
[10]	Roger J. Ciapara exercises voting and dispositive control over the shares of common stock owned by Ciapara, Roger J. Ciapara Trust.
[11]         Includes 50,000 shares of common stock and Redeemable Warrants to acquire 25,000 shares of common stock.
[12]         Includes 50,000 shares of common stock and Redeemable Warrants to acquire 25,000 shares of common stock.
[13]         Includes 75,000 shares of common stock and Redeemable Warrants to acquire 12,500 shares of common stock.
[14]	John Swallow exercises the voting and dispositive control over the shares of common stock owned by Cougar Valley LLC.
[15]	John Fralich, Jr. exercises voting and dispositive control over the shares of common stock owned by the Fralich Living Trust, John L. and Linda D.
[16]         Includes 400,000 shares of common stock and Redeemable Warrants to acquire 50,000 shares of common stock.
[17]         Includes 200,000 shares of common stock and Redeemable Warrants to acquire 100,000 shares of common stock.
[18]	Includes 50,000 shares of common stock and Redeemable Warrants to acquire 25,000 shares of common stock.
[19]	Includes 50,000 shares of common stock and Redeemable Warrants to acquire 25,000 shares of common stock.
[20]	Includes 50,000 shares of common stock and Redeemable Warrants to acquire 25,000 shares of common stock.
[21]	Includes 50,000 shares of common stock and Redeemable Warrants to acquire 25,000 shares of common stock.
[22]	Includes 100,000 shares of common stock and Redeemable Warrants to acquire 50,000 shares of common stock.
[23]	Includes 75,000 shares of common stock and Redeemable Warrants to acquire 12,500 shares of common stock.
[24]	Lane Griffin exercises voting and dispositive control over the shares of common stock owned by Lane Griffin & Associates.
[25]	Includes 100,000 shares of common stock and Redeemable Warrants to acquire 50,000 shares of common stock.
[26]	Includes 100,000 shares of common stock and Redeemable Warrants to acquire 50,000 shares of common stock.
[27]
No selling shareholder is a broker-dealer or an affiliate of a broker-dealer other than Timothy Major who is a registered representative with Pennaluna & Company.  Mr. Major acquired the shares as a personal investment and not in the ordinary course of business as a registered representative of Pennaluna & Company.  At the time of the purchase of the shares by Mr. Major there were no agreements or understandings directly or indirectly with any person to distribute the shares set forth in the selling shareholders table above.

[28]	Includes 160,000 shares of common stock and Redeemable Warrants to acquire 25,000 shares of common stock.
[29]	Includes 100,000 shares of common stock and Redeemable Warrants to acquire 50,000 shares of common stock.
[30]	Includes 100,000 shares of common stock and Redeemable Warrants to acquire 50,000 shares of common stock.
[31]	Thomas Callicrate exercises voting and dispositive control over the shares of common stock owned by Mountain Gold Holdings LLC.
[32]	Merillyn Noren and Kimberley Dawn Findley exercises voting and dispositive control over the shares of common stock owned by Noren Family Exemption Trust.
[33]	Includes 250,000 shares of common stock and Redeemable Warrants to acquire 125,000 shares of common stock.
[34]	Includes 50,000 shares of common stock and Redeemable Warrants to acquire 25,000 shares of common stock.
[35]	Includes 60,000 shares of common stock and Redeemable Warrants to acquire 25,000 shares of common stock.
[36]	Includes 50,000 shares of common stock and Redeemable Warrants to acquire 25,000 shares of common stock.
[37]	James Kirkham Jr. exercises voting and dispositive control over the shares of common stock owned by St. Germain Partners.
[38]	Includes 50,000 shares of common stock and Redeemable Warrants to acquire 25,000 shares of common stock.
[39]	Includes 150,000 shares of common stock and Redeemable Warrants to acquire 25,000 shares of common stock.
[40]	Ken Shock exercises voting and dispositive control over the shares of common stock owned by Tasman Pacific Ltd.
[41]	Includes 100,000 shares of common stock and Redeemable Warrants to acquire 50,000 shares of common stock.
[42]	Includes 200,000 shares of common stock and Redeemable Warrants to acquire 50,000 shares of common stock.

Other than investing money with us, the foregoing selling security holders have had no material relationship with us during the last three years.

All natural persons named as selling security holders exercise voting and/or dispositive powers with respect to the securities to be offered for resale by our selling security holders.

The following is a summary of the issuances of all shares:

Since our inception on January 22, 2007, we have issued 7,611,000 restricted shares of common stock and 2,925,000 Redeemable Warrants.  The exercise period of the Redeemable Warrants is three (3) years from March 1, 2012.  Two (2) Redeemable Warrants plus $0.25 are convertible into one (1) restricted share of common stock. The Redeemable Warrants are redeemable by us upon thirty (30) days written notice to you.  If we issue such notice and you do not exercise the Redeemable Warrants during the 30 day period, the Redeemable Warrants will terminate thirty (30) days from the date of the notice.

Included in the foregoing were 850,000 shares of common stock on October 30, 2007, 300,000 shares on December 4, 2007 and 100,000 shares on January 10, 2008. These shares were issued to our officers, directors, and founders in consideration of $6,000 and services. The foregoing 1,250,000 shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended.

In October through December 2011, we issued 1,600,000 restricted shares of common stock to 21 persons at a price of $0.02 per share for a total of $32,000.  The 21 persons were all accredited investors.

In January 2012, we issued 560,000 common shares for services at a fair value of $0.02 per share.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended.

In January 2012, we issued 500,000 common shares pursuant to the Klondike Property Mineral Lease Agreement at a fair value of $0.02 per share.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended.

In February 2012, we issued 176,000 common shares for services at a fair value of $0.05 per share.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended.

In February 2012, we issued 100,000 common shares pursuant to the Divide Property Mineral Lease Agreement at a fair value of $0.02 per share.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended.

In June 2012, we issued 200,000 common shares for services at a fair value of $0.10 per share.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended.

In July 2012, we issued 300,000 common shares pursuant to the Eagleville Property Mineral Lease Agreement at a fair value of $0.10 per share.  The shares of common stock were issued pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended.

In June 2012, we completed a private placement of 2,925,000 Units.  Each Unit was comprised of one (1) restricted share of common stock and one (1) redeemable stock purchase warrant.  The exercise period of the warrants is three (3) years from March 1, 2012.  Two (2) warrants plus $0.25 are convertible into one (1) restricted share of common stock. The warrants are redeemable by us upon thirty (30) days written notice to the holder thereof.  If we issue such notice and the holder does not exercise the Redeemable Warrants during the 30 day period, the Redeemable Warrants will terminate thirty (30) days from the date of the notice.  The sale of the Units was made pursuant to the exemption from registration contained in Reg. 506 of the Securities Act of 1933, as amended.

MARKET FOR OUR COMMON STOCK

No Public Market for Common Stock.

There is presently no public market for our common stock.  We intend to request that a market marker submit an application to FINRA to quote our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part.  We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The last price of our common stock was in connection with our placement under the exemption from registration contained in Regulation D of the Securities Act of 1933, as amended, wherein we sold Units at $0.10 per share.  Thus, our common stock would qualify as penny stock.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d)  monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have 74 holders of record of our common stock.

Rule 144 Shares

All of the presently outstanding shares of our common stock are “restricted securities” as defined under Rule 144 promulgated under the Securities Act, as amended, and may only be sold pursuant to an effective registration statement or an exemption from registration, if available.  The SEC has adopted final rules amending Rule 144 which have become effective on February 15, 2008. Pursuant to the new Rule 144, one year must elapse from the time a “shell company”, as defined in Rule 405 of the Securities Act of 1933, as amended, and Rule 12b-2 of the Securities Exchange Act of 1934, as amended, ceases to be a “shell company” and files Form 10 information with the SEC, before a restricted shareholder can resell their holdings in reliance on Rule 144. Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Securities Exchange Act 1934, as amended. A Form 10 includes information such as a description of the company’s business, risk factors associated with the business, financial information, description of the company’s properties, the securities ownership of the company’s management and 5% shareholders, a description of management and the board of directors, compensation for officers and directors, transactions in which the company entered into with officers and directors, legal proceedings, the market in which the company trades its stock, sales of unregistered securities, among other information.  Under the amended Rule 144, restricted or unrestricted securities, that were initially issued by a reporting or non-reporting shell company or a company that was at anytime previously a reporting or non-reporting shell company, can only be resold in reliance on Rule 144 if the following conditions are met: (1) the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company; (2) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; (3) the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, as applicable, during the preceding twelve months (or shorter period that the Issuer was required to file such reports and materials), other than Form 8-K reports; and (4) at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

At the present time, we are classified as a “shell company” under Rule 405 of the Securities Act Rule 12b-2 of the Securities Exchange Act of 1934, as amended. As such, all restricted securities presently held by the affiliates of our company may not  be resold in reliance on Rule 144.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934, as amended; and (ii) enable our common stock to be traded on the OTC Bulletin Board.  We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the OTC Bulletin Board.  We will become a reporting company under Section 15 of the 1934 Act upon the effectiveness of this Registration Statement.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.  In addition, we plan to file a Form 8-A registration statement with the Commission to cause us to become a reporting company with the Commission under Section 12 of the 1934 Act.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  In the near future, in order for us to continue with our business plan program, we will need to raise additional capital.  We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

             Our shares of common stock are not available for resale under Rule 144 of the Securities Act of 1933, as amended, provided certain conditions are satisfied.  Under Rule 144, the shares can be publicly sold by affiliates, subject to volume restrictions and restrictions on the manner of sale, commencing six months after their acquisition, provided the Company was not a shell company when the shares were issued or prior thereto.  A shell company is a corporation with no or nominal assets or its assets consist solely of cash and no or nominal operations.   Rule 144 will not be available for a period on one year from the date we file a Form 8-K with the SEC and disclosed the information required by Item 5.06 thereof .

Shares purchased in this offering, which will be immediately resalable. The resale of shares could have a depressive effect on the market price should a market develop for our common stock.  There is no assurance a market will ever develop for our common stock .

There is no public trading market for our common stock .

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares not be able to elect any of our directors.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend be at the discretion of our board of directors and depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred stock

We are authorized to issue 10,000,000 shares of preferred stock, $0.05 par value of per share.  The terms of the preferred shares are at the discretion of the board of directors.  Currently, no preferred shares are issued and outstanding.

Redeemable Warrants

Currently we have 2,925,000 Redeemable Warrants outstanding held by 31 warrant holders.  Two redeemable warrants entitles the holder to purchase one share of common stock at an exercise price of $0.25, provided the redeemable warrants are exercised within three (3) years from March 1, 2012.  If the redeemable warrants are not exercised by then, they will expire and cannot be exercised thereafter.

The redeemable warrants are subject to redemption by us upon thirty days written notice to the holder thereof.

If we call the redeemable warrants for redemption and they are not exercised, the redeemable warrants will terminate on the date set forth in the notice to you.

Anti-takeover provisions

There are no  Idaho  anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Stock transfer agent

Our stock transfer agent is Columbia Stock Transfer Company, 601 E. Seltice Way, Suite 202, Post Falls, Idaho 83854.  Its telephone number is 208-664-3544.

General

There are no other securities authorized in our articles of incorporation.

Reports

After this registration statement is declared effective by the SEC, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov .

CERTAIN TRANSACTIONS

In November 2011, we issued 150,000 restricted shares of common stock to Mark Fralich, our president and a member of the board of directors in consideration of $3,000.00.  On January 23, 2012, Mr. Fralich received 200,000 restricted shares of common for services rendered to us as our president.  The value of the 200,000 shares was determined to be $4,000.

In November 2011, we issued 50,000 restricted shares of common stock to Erik Panke, our secretary, treasurer, principal financial officer, principal accounting officer, and a member of the board of directors in consideration of $1,000.

In November 2011, we issued 100,000 restricted shares of common stock to Gregory S. Stewart, a member of the board of directors in consideration of $2,000.  On January 23, 2012, Mr. Stewart received 50,000 restricted common shares for services rendered to us as our director.  The value of the 50,000 shares was deemed to be $1,000.

On January 1, 2012, we entered into an employment agreement with Erik Panke, our secretary, treasurer, principal financial officer, and principal accounting officer under which he agreed to provide us with accounting services.  The agreement is to pay him $500 per year in stock for bookkeeping and accounting services. The corporation will pay Mr. Panke a performance bonus as determined by the board of directors. Further, he will be entitled to participate in employee benefit plans as they develop and stock option plans as determined by the board of directors. To date, 10,000 shares have been issued to Mr. Panke under this agreement.

             In December 2011, we issued 100,000 restricted shares of common stock to Mountain Gold Holdings LLC Series S (“Mountain Gold”) in consideration of $2,000.00.  In January 2012, Mountain Gold received 500,000 restricted common shares in conjunction with the execution of the Klondike Property agreement.  In February 2012, Mountain Gold received 50,000 restricted common shares in conjunction with the execution of the Divide Property agreement.  In February 2012, Mountain Gold received 126,000 restricted shares of common stock for services rendered to us as our geological consultant.  In July 2012, Mountain Gold received 100,000 restricted shares of common stock in conjunction with the execution of the Eagleville Property agreement.  Thomas Callicrate exercises voting and dispositive control over the shares of common stock owned by Mountain Gold Holdings and is the principal officer of Mountain Gold Exploration, Inc., Mountain Gold Claims, LLC Series 5 and Mountain Gold Claims, LLC Series 8 .

There are no proposed future transactions with principal shareholders .

Director Independence

None of our directors are independent .

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to June 30, 2012, included in this prospectus have been audited, and for the period from July 1, 2012 to September 30, 2012, included in this prospectus, have been reviewed, by MaloneBailey, LLP, Independent Registered Public Accounting Firm, 10350 Richmond, Suite 800, Houston, Texas 77042, telephone (713) 343-4200, as set forth in its report included in this prospectus. Its report is given upon its authority as experts in accounting and auditing.

LEGAL MATTERS

The Law Office of Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has passed on the legality of the shares being sold in this public offering.

FINANCIAL STATEMENTS

Our fiscal year end is June 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm registered with the Public Company Accounting Oversight Board.

Unaudited financial statements for the period ending September 30, 2012 and audited financial statements for the years June 30, 2012 and June 30, 2011 follow:

Index to Financials

IDAHO NORTH RESOURCES CORPORATION
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEETS
(Unaudited)

	September 30, 2012	June 30, 2012

ASSETS

Current Assets
Cash	$182,708	$121,410

Total Current Assets	182,708	121,410

Unproved properties- Mining leases	48,000	12,000

TOTAL ASSETS	$230,708	$133,410

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$-	$14,166

Total Liabilities	-	14,166

Shareholders’ Equity
Preferred stock, $0.05 par value, 10,000,000 shares authorized, 0 outstanding as of September 30, 2012 and June 30, 2012	-	-
Common stock, $0.01 par value, 100,000,000 common shares authorized, 7,611,000 and 5,986,000 shares outstanding as of September 30, 2012 and June 30, 2012, respectively	76,110	59,860
Additional paid-in capital	295,365	169,190
Accumulated deficit during exploration stage	(137,767)	(109,806)
Total Shareholders’ Equity	230,708	119,244

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	230,708	$133,410

The accompanying notes are an integral part of these unaudited financial statements.

Index to Financials

IDAHO NORTH RESOURCES CORPORATION
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Inception (January 22, 2007) through September 30, 2012

REVENUES	$-	$-	$-

COST OF REVENUES	-	-	-

GROSS PROFIT	-	-	-

Operating Expenses
General and administrative expenses	27,961	-	137,767
Total Operating Expenses	27,961	-	137,767

Loss from Operations	(27,961)	-	(137,767)

Net Loss	$(27,961)	$-	$(137,767)

Net Loss per Common Share
Basic and diluted	$(0.00)	$0.00

Weighted average number of common shares outstanding
Basic and diluted	7,133,554	1,250,000

The accompanying notes are an integral part of these unaudited financial statements.

Index to Financials

IDAHO NORTH RESOURCES CORPORATION
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Inception (January 22, 2007) through September 30, 2012

CASH FLOWS FROM OPERATING ACTIVITIES	$(27,961)	$-	$(137,767)
Net loss for the period

Adjustments to reconcile net income (loss) to net cash used in operating activities :
Shares issued as compensation	-	-	46,500
Changes in operating assets and liabilities:
Accounts payable	(14,166)	-	-

Cash used in operating activities	(42,127)	-	(91,267)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of mining license	(6,000)	-	(6,000)
Cash used in investing activities	(6,000)	-	(6,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuances of common stock	132,500	-	330,500
Share issuance cost	(23,075)	-	(50,525)
Cash provided by financing activities	109,425	-	279,975

Increase in cash and cash equivalents	61,298	-	182,708

Cash and Cash Equivalents, Beginning of Period	121,410	3,772	-

Cash and Cash Equivalents, End of Period	$182,708	$3,772	$182,708

NON-CASH INVESTING AND FINANCING:

Common stock issued for mineral property acquisitions	$30,000	$-	$42,000

The accompanying notes are an integral part of these unaudited financial statements.

Index to Financials

IDAHO NORTH RESOURCES CORPORATION (AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements

1.           NATURE AND CONTINUANCE OF OPERATIONS

Idaho North Resources Corporation (“the Company”) was incorporated under the laws of Idaho in 2007.  The Company is engaged primarily in acquiring prospective precious metals mining properties in the western United States. The Company is an Exploration Stage Company, as defined by Accounting Standards Codification 915, Exploration Stage Entities.

2.           BASIS OF PRESENTATION

These interim financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) and should be read in conjunction with the annual financial statements for the fiscal year ended June 30, 2012. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of American requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates and assumptions and could have a material effect on the Company’s reported financial position and results of operations.

3.           COMMON STOCK AND WARRANTS

a)    Common Stock:

In January 2007, the Company sold 100,000 common shares at $0.01 per share for proceeds of $1,000.

In May 2007, the Company sold 100,000 common shares at $0.01 per share for proceeds of $1,000.

In June 2007, the Company sold 300,000 common shares at $0.01 per share for proceeds of $3,000.

In June 2007, the Company issued 350,000 common shares valued at $0.01 per share.

In December 2007, the Company sold 100,000 common shares at $0.01 per share for proceeds of $1,000.

In December 2007, the Company issued 300,000 common shares valued at $0.01 per share.

In October 2011, the Company sold 100,000 common shares at $0.02 per share for proceeds of $2,000.

In November 2011, the Company sold 1,400,000 common shares at $0.02 per share for proceeds of $28,000.

In December 2011, the Company sold 100,000 common shares at $0.02 per share for proceeds of $2,000.

In March 2012, the Company sold 150,000 common shares at $0.10 per share for proceeds of $15,000.

In April 2012, the Company sold 1,100,000 common shares at $0.10 per share for proceeds of $110,000.

In May 2012, the Company sold 350,000 common shares at $0.10 per share for proceeds of $35,000.

Index to Financials

IDAHO NORTH RESOURCES CORPORATION (AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements

In January 2012, the Company issued 560,000 common shares for services at $0.02 per share.

In January 2012, the Company issued 500,000 common shares pursuant to mining lease agreement at $0.02 per share. The Company accounted for $10,000 as unproved property.

In February 2012, the Company issued 176,000 common shares for services at $0.05 per share.

In February 2012, the Company issued 100,000 common shares pursuant to mining lease agreement at $0.05 per share. The Company accounted for $12,000 as unproved property

In June 2012, the Company issued 200,000 common shares for services at $0.10 per share.

In July 2012, the Company sold 1,325,000 common shares at $0.10 for proceeds of $132,500.

In July 2012, the Company issued 300,000 common shares pursuant to mining lease agreement valued at $0.10 per share. The Company accounted for $30,000 as unproved property.

b)    Warrants

	Number	Weighted Average Exercise Price
Outstanding at June 30, 2011	-	-
Issued	1,600,000	0.25
Exercised	-	-
Expired	-	-
Outstanding at June 30, 2012	1,600,000	0.25
Issued	1,325,000	0.25
Exercised	-	-
Expired	-	-
Outstanding at September 30, 2012	2,925,000	0.25

The warrants that are issued and outstanding as at September 30, 2012 are as follows:

Number of Warrants	Exercise Price	Expiration Date
2,925,000	$ 0.25	March 1, 2015

4.           MINERAL PROPERTY COMMITMENTS - RELATED PARTY

Klondike North Property.  On October 24, 2011, the Company entered into an Exploration and Mining Lease and Option to Purchase Agreement for the Klondike North Property, which consists of 12 unpatented lode-mining claims located on Bureau of Land Management lands in the Klondike Mining District, Esmerelda County, Nevada.  The Company has the right to conduct all customary mineral exploration activities in return for the following commitments:

Index to Financials

IDAHO NORTH RESOURCES CORPORATION (AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements

Advanced Royalty Payments

Date	Payment Amount	Common Shares
Upon execution of Agreement	$-	500,000
First Anniversary of the Agreement	10,000	-
Second Anniversary of the Agreement	20,000	-
Third Anniversary of the Agreement	30,000	-
Fourth Anniversary of the Agreement	40,000	-
Fifth through the tenth Anniversary	50,000	-
Eleventh Anniversary and thereafter	100,000	-

The Company fair valued the 500,000 shares issued for the above acquisition of mineral rights at $0.02 and accounted for $10,000 as unproved property as.

Work Commitment

Lease Year	Amount
First Lease Year	$5,000
Second Lease Year	25,000
Third Lease Year	50,000
Fourth Lease Year	75,000
Fifth Lease Year and thereafter	100,000

Divide Property.  On February 21, 2012, the Company entered into an Exploration and Mining Lease and Option to Purchase Agreement for the Divide Property, which consists of 10 unpatented lode-mining claims located on Bureau of Land Management lands in the Divide Mining District, Esmerelda County, Nevada.  The Company has the right to conduct all customary mineral exploration activities in return for the following commitments:

Advanced Royalty Payments

Date	Payment Amount	Common Shares
Upon execution of Agreement	$-	100,000
First Anniversary of the Agreement	10,000	-
Second Anniversary of the Agreement	20,000	-
Third Anniversary of the Agreement	30,000	-
Fourth Anniversary of the Agreement	40,000	-
Fifth Anniversary and thereafter	50,000	-

The Company fair valued the 100,000 shares issued for the above acquisition of mineral rights at $0.02 and accounted for $2,000 as unproved property.

Work Commitment

Lease Year	Amount
First Lease Year	$5,000
Second Lease Year	25,000
Third Lease Year	50,000
Fourth Lease Year	75,000
Fifth Lease Year and thereafter	100,000

Index to Financials

IDAHO NORTH RESOURCES CORPORATION (AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements

Eagleville Property.  On July 27, 2012, the Company entered into an Exploration and Mining Lease and Option to Purchase Agreement for the Eagleville Property, which consists of 58 unpatented lode-mining claims located on Bureau of Land Management lands in the Eagleville Mining District, Mineral County, Nevada.  The Company has the right to conduct all customary mineral exploration activities in return for the following commitments:

Advanced Royalty Payments

Date	Payment Amount	Common Shares
Upon execution of Agreement	$6,000	300,000
On or prior to the 1st Anniversary of the Agreement	15,000	150,000
On or prior to the 2nd Anniversary of the Agreement	20,000	150,000
On or prior to the 3rd Anniversary of the Agreement	30,000	-
On or prior to the 4th Anniversary of the Agreement	40,000	-
On or prior to the 5th through the 10th Anniversary	50,000	-
On or prior to the 11th Anniversary and thereafter	100,000	-

The Company fair valued the 300,000 shares issued for the above acquisition of mineral rights at $0.02 and accounted for $30,000 as unproved property.

Work Commitment

Lease Year	Amount
First Lease Year	$5,000
Second Lease Year	10,000
Third Lease Year	25,000
Fourth Lease Year	50,000
Fifth Lease Year and thereafter	100,000

5.           SUBSEQUENT EVENTS

None.

The Company has evaluated subsequent events through November 20, 2012, the date the financial statements were available to be issued.

Index to Financials

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Idaho North Resources Corp.
(An exploration stage company)
Coeur d’Alene, Idaho

We have audited the accompanying balance sheets of Idaho North Resources Corp. (an exploration stage company) (the “Company”) as of June 30, 2012 and 2011 and the related statement of expenses, changes in stockholders’ equity and cash flows for the years ended June 30, 2012 and June 30, 2011 and for the period from January 22, 2007 (inception) through June 30, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2012 and 2011 and the results of its operations and its cash flows as of June 30, 2012 and 2011 and for the period from January 22, 2007 (inception) through June 30, 2012 in conformity with accounting principles generally accepted in the United States of America.

MALONEBAILEY, LLP

www.malone-bailey.com
Houston, Texas
October 29, 2012

Index to Financials

IDAHO NORTH RESOURCES CORPORATION
(AN EXPLORATION COMPANY)
BALANCE SHEETS

	June 30, 2012	June 30, 2011

ASSETS

Current Assets
Cash and cash equivalents	$121,410	$3,772

Total Current Assets	121,410	3,772

Unproved Property- Mining lease	12,000	-

Other Assets	-	-

TOTAL ASSETS	$133,410	$3,772

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$14,166	$-
Total Liabilities	-	-

Shareholders’ Equity
Preferred Stock, $0.05 par value, 10,000,000 shares authorized, 0 outstanding as of June 30, 2012 and 2011	-	-
Common stock, $0.01 par value, 100,000,000 common shares authorized, 5,986,000 and 1,250,000 shares outstanding as of June 30, 2012 and 2011, respectively	59,860	12,500
Additional paid-in capital	169,190	-
Accumulated Deficit	(109,806)	(8,728)
Total Shareholders’ Equity	119,244	3,772

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$133,410	$3,772

The accompanying notes are an integral part of these audited financial statements.

Index to Financials

IDAHO NORTH RESOURCES CORPORATION
(AN EXPLORATION COMPANY)
STATEMENTS OF OPERATIONS

	June 30, 2012	June 30, 2011	Inception (January 22, 2007) through June 30, 2012

Operating expenses
General and administrative expenses	$101,078	$-	$109,806
Total operating expenses	101,078	-	109,806

Loss from operations	(101,078)	-	(109,806)

Net loss	$(101,078)	$-	$(109,806)

Net loss per common share
Basic and diluted	$(0.03)	$0.00

Weighted average number of common shares outstanding
Basic and diluted	3,111,066	1,250,000

The accompanying notes are an integral part of these audited financial statements.

Index to Financials

IDAHO NORTH RESOURCES CORPORATION
(AN EXPLORATION COMPANY)
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM JANUARY 27, 2007 (INCEPTION) TO JUNE 30, 2012

			Additional
	Common Shares		Paid-in	Accumulated
	Number	Par Value	Capital	Deficit	Total

Balance, January 22, 2007	-	$-	$-	$-	$-

Common stock issued for cash at $0.01 per share in January 2007	100,000	1,000	-	-	1,000

Common stock issued for cash at $0.01 per share in May 2007	100,000	1,000	-	-	1,000

Common stock issued for cash at $0.01 per share in June 2007	300,000	3,000	-	-	3,000

Common stock issued for services at $0.01 per share in June 2007	350,000	3,500	-	-	3,500

Net loss	-	-	-	-	-
Balance, June 30, 2007	850,000	8,500	-	-	8,500

Common stock issued for cash at $0.01 per share in December 2007	100,000	1,000	-	-	1,000

Common stock issued for services at $0.01 per share in December 2007	300,000	3,000	-	-	3,000

Net loss	-	-	-	(7,856)	(7,856)
Balance, June 30, 2008	1,250,000	12,500	-	(7,856)	4,644

Net loss	-	-	-	(437)	(437)
Balance, June 30, 2009	1,250,000	12,500	-	(8,293)	4,207

Net loss	-	-	-	(435)	(435)
Balance, June 30, 2010	1,250,000	12,500	-	(8,728)	3,772

Net loss	-	-	-	-	-
Balance, June 30, 2011	1,250,000	12,500	-	(8,728)	3,772

Common stock issued for cash at $0.02 in October 2011	100,000	1,000	1,000	-	2,000

Common stock issued for cash at $0.02 in November 2011	1,400,000	14,000	14,000	-	28,000

Common stock issued for cash at $0.02 in December 2011	100,000	1,000	1,000	-	2,000

Common stock issued for cash at $0.10 in March 2012	150,000	1,500	13,500	-	15,000

Common stock issued for cash at $0.10 in April 2012	1,100,000	11,000	99,000	-	110,000

Common stock issued for cash at $0.10 in May 2012	350,000	3,500	31,500	-	35,000

Common stock issued for mining lease at $0.02 in January 2012	500,000	5,000	5,000	-	10,000

Common stock issued for services at $0.02 in January 2012	560,000	5,600	5,600	-	11,200

Common stock issued for services at $0.05 in February 2012	176,000	1,760	7,040	-	8,800

Common stock issued for mining lease at $0.02 in February 2012	100,000	1,000	1,000	-	2,000

Common stock issued for services at $0.10 in June 2012	200,000	2,000	18,000	-	20,000

Share issuance cost- Private placement fees	-	-	(10,000)	-	(10,000)

Share issuance cost-Legal fees	-	-	(17,450)	-	(17,450)

Net loss	-	-	-	(101,078)	(101,078)
Balance, June 30, 2012	5,986,000	$59,860	$169,190	$(109,806)	$119,244

The accompanying notes are an integral part of these audited financial statements.

Index to Financials

IDAHO NORTH RESOURCES CORPORATION
(AN EXPLORATION COMPANY)
STATEMENTS OF CASH FLOWS

	June 30, 2012	June 30, 2011	Inception (January 22, 2007) through June 30, 2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(101,078)	$-	$(109,806)
Adjustments to reconcile net income to net cash used in operating activities
Stock based compensation	40,000	-	46,500
Changes in operating assets and liabilities:
Accounts payable	14,166		14,166
Cash used in operating activities	(46,912)	-	(49,140)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	192,000	-	198,000
Shares issuance cost	(27,450)	-	(27,450)
Cash provided by financing activities	164,550	-	170,050

Increase in cash and cash equivalents	117,638	-	121,410

Cash and Cash Equivalents, Beginning of Period	3,772	3,772	-

Cash and Cash Equivalents, End of Period	$121,410	$3,772	$121,410

NON-CASH INVESTING AND FINANCING:

Common stock issued for mineral property acquisitions	$12,000	$-	$12,000

SUPPLEMENTAL DISCLOSURES:

Interest Paid	$-	$-	$-
Income tax paid	$-	$-	$-

The accompanying notes are an integral part of these audited financial statements.

Index to Financials

IDAHO NORTH RESOURCES CORPORATION (AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

1.           NATURE AND CONTINUANCE OF OPERATIONS

Idaho North Resources Corporation (“the Company”) was incorporated under the laws of Idaho in 2007.  The Company is engaged primarily in acquiring prospective precious metals mining properties in the western United States. The Company is an Exploration Stage Company, as defined by Accounting Standards Codification 915, Exploration Stage Entities.

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)
Basis of presentation - This summary of significant accounting policies is presented to assist in understanding the financial statements.  The financial statements and notes are representations of the company’s management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

b)
Estimates and Assumptions - The preparation of financial statements in accordance with accounting principles generally accepted in the United States of American requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates and assumptions and could have a material effect on the Company’s reported financial position and results of operations.

c)
Cash and cash equivalents - Cash equivalents include cash on hand and in banks.  The Company also considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

d)
Net Income (Loss) per Share -Basic EPS is computed as net income (loss) available to common shareholders divided by the weighted average number of common shares outstanding for the period.  As of June 30, 2012 and 2011, there was no dilution.

e)
Basic and Diluted Net Earnings (Loss) Per Share- The Company computes net earnings (loss) per share in accordance with ASC 260, Earnings per Share which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive, which, for the years ended June 30 2012 and 2011, was 800,000 and 0 potentially dilutive shares, respectively.

f)
Mineral Property Costs-The Company has been in the exploration stage since its inception on January 27, 2007 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized. The Company assesses the carrying costs for impairment under ASC 360, Property, Plant, and Equipment at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Index to Financials

IDAHO NORTH RESOURCES CORPORATION (AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

g)
Asset Retirement Obligations-The Company records the fair value of an asset retirement obligation as a liability for closure and removal costs associated with the legal obligations upon retirement or removal of any tangible long-lived assets that result from the acquisition, construction, development and/or normal use of assets in accordance with ASC 440 Asset Retirement and Environmental Obligations. The initial recognition of any liability will be capitalized as part of the asset cost and depreciated over its estimated useful life. As at June 30, 2012 and 2011, the Company has not incurred any asset retirement obligations.

h)
Financial Instruments- ASC 825, Financial Instruments, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 825 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, other assets and accounts payable.

Pursuant to ASC 825, the fair value of our cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The Company believes that the recorded values of all of the other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

i)
Stock Based Compensation - The Company records stock-based compensation in accordance with ASC 718, Compensation – Stock Based Compensation, and ASC 505, Equity based payments to non employees, using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

j)
Income Taxes – Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted ASC 740, Income Taxes as of its inception. Pursuant to ASC 740 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Index to Financials

IDAHO NORTH RESOURCES CORPORATION (AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

k)
Recent Accounting Pronouncements-The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.           COMMON STOCK AND WARRANTS

a)    Common Stock:

In January 2007, the Company sold 100,000 common shares at $0.01 per share for proceeds of $1,000.

In May 2007, the Company sold 100,000 common shares at $0.01 per share for proceeds of $1,000.

In June 2007, the Company sold 300,000 common shares at $0.01 per share for proceeds of $3,000.

In June 2007, the Company issued 350,000 common shares valued at $0.01 per share.

In December 2007, the Company sold 100,000 common shares at $0.01 per share for proceeds of $1,000.

In December 2007, the Company issued 300,000 common shares valued at $0.01 per share.

In October 2011, the Company sold 100,000 common shares at $0.02 per share for proceeds of $2,000.

In November 2011, the Company sold 1,400,000 common shares at $0.02 per share for proceeds of $28,000.

In December 2011, the Company sold 100,000 common shares at $0.02 per share for proceeds of $2,000.

In March 2012, the Company sold 150,000 common shares at $0.10 per share for proceeds of $15,000.

In April 2012, the Company sold 1,100,000 common shares at $0.10 per share for proceeds of $110,000.

In May 2012, the Company sold 350,000 common shares at $0.10 per share for proceeds of $35,000.

In January 2012, the Company issued 560,000 common shares for services at $0.02 per share.

In January 2012, the Company issued 500,000 common shares pursuant to mining lease agreement at $0.02 per share. The Company accounted for $10,000 as unproved property.

In February 2012, the Company issued 176,000 common shares for services at $0.05 per share.

In February 2012, the Company issued 100,000 common shares pursuant to mining lease agreement at $0.02 per share. The Company accounted for $2,000 as unproved property

In June 2012, the Company issued 200,000 common shares for services at $0.10 per share.

Index to Financials

IDAHO NORTH RESOURCES CORPORATION (AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

b)    Warrants

The Company sold 1,600,000 units at $0.10 per unit from March through May 2012 for total proceeds of $160,000. Each unit consists of one common share and one half of one warrant for one common share at an exercise price of $0.25. Two warrants plus $0.25 entitles the holder to one share.

	Number	Weighted Average Exercise Price
Outstanding at June 30, 2011	-	-
Issued	800,000	$0.25
Exercised	-	-
Expired	-	-
Outstanding at June 30, 2012	800,000	$0.25

The warrants that are issued and outstanding as at June 30, 2012 are as follows:

Number of Warrants	Exercise Price	Expiration Date
800,000	$ 0.25	March 1, 2015

4.           MINERAL PROPERTY COMMITMENTS - RELATED PARTY

Klondike North Property.  On October 24, 2011, the Company entered into an Exploration and Mining Lease and Option to Purchase Agreement for the Klondike North Property, which consists of 12 unpatented lode-mining claims located on Bureau of Land Management lands in the Klondike Mining District, Esmerelda County, Nevada.  The Company has the right to conduct all customary mineral exploration activities in return for the following commitments:

Advanced Royalty Payments
Date	Payment Amount	Common Shares
Upon execution of Agreement	$-	500,000
First Anniversary of the Agreement	10,000	-
Second Anniversary of the Agreement	20,000	-
Third Anniversary of the Agreement	30,000	-
Fourth Anniversary of the Agreement	40,000	-
Fifth through the tenth Anniversary	50,000	-
Eleventh Anniversary and thereafter	100,000	-

The Company fair valued the 500,000 shares issued for the above acquisition of mineral rights at $0.02 and accounted for $10,000 as unproved property as.

Work Commitment
Lease Year	Amount
First Lease Year	$5,000
Second Lease Year	25,000
Third Lease Year	50,000
Fourth Lease Year	75,000
Fifth Lease Year and thereafter	100,000

Index to Financials

IDAHO NORTH RESOURCES CORPORATION (AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

Divide Property.  On February 21, 2012, the Company entered into an Exploration and Mining Lease and Option to Purchase Agreement for the Divide Property, which consists of 10 unpatented lode-mining claims located on Bureau of Land Management lands in the Divide Mining District, Esmerelda County, Nevada.  The Company has the right to conduct all customary mineral exploration activities in return for the following commitments:

Advanced Royalty Payments

Date	Payment Amount	Common Shares
Upon execution of Agreement	$-	100,000
First Anniversary of the Agreement	10,000	-
Second Anniversary of the Agreement	20,000	-
Third Anniversary of the Agreement	30,000	-
Fourth Anniversary of the Agreement	40,000	-
Fifth Anniversary and thereafter	50,000	-

The Company fair valued the 100,000 shares issued for the above acquisition of mineral rights at $0.02 and accounted for $2,000 as unproved property.

Work Commitment

Lease Year	Amount
First Lease Year	$5,000
Second Lease Year	25,000
Third Lease Year	50,000
Fourth Lease Year	75,000
Fifth Lease Year and thereafter	100,000

5.           INCOME TAXES

The Company’s net deferred income tax asset as of June 30, 2012 and 2011, after applying enacted corporate income tax rates of 35%, are as follows:

	2012	2011

Net operating loss carry forwards	$19,882	$2,182
Less: Valuation allowance	(19,882)	(2,182)
Net deferred tax asset	$-	$-

The Company, uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During fiscal 2012 and 2011, respectively, the Company incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately at 2012 and 2011 respectively, $56,800 and $6,200 and will expire in the years 2032.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carry-forwards in certain situations where changes occur in the stock ownership of a company. In the event the Company has a change in ownership, utilization of the net operating loss carry-forwards could be restricted.

Index to Financials

IDAHO NORTH RESOURCES CORPORATION (AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
For the Years Ended June 30, 2012 and 2011

6.           SUBSEQUENT EVENTS

On July 27, 2012, the Company entered into an Exploration and Mining Lease and Option to Purchase Agreement with a related party for the Eagleville Property, which consists of 58 unpatented lode-mining claims located on Bureau of Land Management lands in the Eagleville Mining District, Mineral County, Nevada.  The Company has the right to conduct all customary mineral exploration activities in return for the following commitments:

Advanced Royalty Payments

Date	Payment Amount	Common Shares
Upon execution of Agreement	$6,000	300,000
On or prior to the 1st Anniversary of the Agreement	15,000	150,000
On or prior to the 2nd Anniversary of the Agreement	20,000	150,000
On or prior to the 3rd Anniversary of the Agreement	30,000	-
On or prior to the 4th Anniversary of the Agreement	40,000	-
On or prior to the 5th through the 10th Anniversary	50,000	-
On or prior to the 11th Anniversary and thereafter	100,000	-

The Company fair valued the 300,000 shares issued for the above acquisition of mineral rights at $0.02 and accounted for $30,000 as unproved property.

Work Commitment

Lease Year	Amount
First Lease Year	$5,000
Second Lease Year	10,000
Third Lease Year	25,000
Fourth Lease Year	50,000
Fifth Lease Year and thereafter	100,000

On July 31, 2012, the Company closed a private placement.  1,325,000 units were sold at a price of $0.10 per unit, raising gross proceeds of $132,500.  Each unit consists of one common share and one half of one common share purchase warrant.  Each whole warrant entitles the holder thereof to purchase one half of an additional common share of the Company at a price of $0.25 per share up through March 1, 2015.  The Company incurred share issuance costs of $23,075.

The Company has evaluated subsequent events through October 29, 2012, the date the financial statements were available to be issued.

             Until _______________, 2013, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$5.80
Printing Expenses	2,494.20
Accounting Fees and Expenses	8,000.00
Legal Fees and Expenses	19,000.00
Blue Sky Fees/Expenses	0
Transfer Agent Fees	500.00
TOTAL	$30,000.00

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.           Article X of the Articles of Incorporation.

2.           Idaho Code, Section 30-1-202(2)(d) and (e).

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

During the last three years, the Registrant has sold the following securities that were not registered under the Securities Act of 1933, as amended, as follows:

In November 2011, we issued 1,600,000 restricted shares of common stock to 21 persons at a price of $0.02 per share for a total of $32,000.  The 21 persons were all accredited investors.  The foregoing shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended in that the shares were sold on to sophisticated investors and the investors were furnished with the same information that could be found in a Form S-1 registration statement .

In November 2011, we issued 150,000 restricted shares of common stock to Mark Fralich, our president and a member of the board of directors in consideration of $3,000.00.  On January 23, 2012, Mr. Fralich received 200,000 restricted shares of common for services rendered to us as our president.  The value of the 200,000 shares was determined to be $4,000.  The foregoing shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended in that the shares were sold on to sophisticated investors and the investors were furnished with the same information that could be found in a Form S-1 registration statement .

In November 2011, we issued 50,000 restricted shares of common stock to Erik Panke, our secretary, treasurer, principal financial officer, principal accounting officer, and a member of the board of directors in consideration of $1,000.  The foregoing shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended in that the shares were sold on to sophisticated investors and the investors were furnished with the same information that could be found in a Form S-1 registration statement .

In November 2011, we issued 100,000 restricted shares of common stock to Gregory S. Stewart, a member of the board of directors in consideration of $2,000.  On January 23, 2012, Mr. Stewart received 50,000 restricted common shares for services rendered to us as our director.  The value of the 50,000 shares was deemed to be $1,000.  The foregoing shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended in that the shares were sold on to sophisticated investors and the investors were furnished with the same information that could be found in a Form S-1 registration statement .

In June 2012, we completed a private placement of 2,925,000 Units.  Each Unit was comprised of one (1) restricted share of common stock and one (1) redeemable stock purchase warrant.  The exercise period of the warrants is three (3) years from March 1, 2012.  Two (2) warrants plus $0.25 are convertible into one (1) restricted share of common stock. The warrants are redeemable by us upon thirty (30) days written notice to the holder thereof.  If we issue such notice and the holder does not exercise the Redeemable Warrants during the 30 day period, the Redeemable Warrants will terminate thirty (30) days from the date of the notice.  The sale of the Units was made pursuant to the exemption from registration contained in Reg. 506 of the Securities Act of 1933, as amended.

ITEM 16.          EXHIBITS.

The following exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K.

		Incorporated by reference			Filed
Exhibit	Document Description	Form	Date	Number	herewith

3.1	Articles of Incorporation (12/11/2007).				X

3.2	Bylaws of Idaho North Resources Corp.				X

4.1	Specimen Stock Certificate.				X

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S. regarding the legality of the securities being registered.				X

10.1	Lease Agreement with Mountain Gold Claims LLC for Klondike 25-29 Property, Klondike 41 Property, Klondike Central Property and Klondike Southeast Property.	S-1	11/26/12	10.1

10.2	Lease Agreement with Mountain Gold Claims LLC and Black Rock Exploration LLC for Divide TH Property, Divide DN Property and Divide GS Property.	S-1	11/26/12	10.2

10.3	Lease Agreement with Mountain Gold Exploration, Inc. and Lane A. Griffin and Associates for the Eagleville Property.	S-1	11/26/12	10.3

10.4	Employment Agreement with Erik Panke.				X

23.1	Consent of MaloneBailey, LLP, Independent Registered Public Accounting Firm.				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X

99.1	Warrant Agreement.	S-1	11/26/12	99.1

ITEM 17.          UNDERTAKINGS.

A.         The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

  (a)          include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c)	include any additional or changed material information with respect to the plan of distribution.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(5)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(6)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(8)	For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.
To provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

D.	The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use .

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Coeur d’Alene, Idaho on January 24, 2013.

IDAHO NORTH RESOURCES CORP.
(the “Registrant”)

BY:	MARK A. FRALICH
Mark A. Fralich
President, Principal Executive Officer and a member of the Board of Directors

BY:	ERIK PANKE
Erik Panke
Principal Financial Officer, Principal Accounting Officer, Secretary, Treasurer and a member of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

MARK A. FRALICH	President, Principal Executive Officer	January 24, 2013
Mark A. Fralich	and a Director

ERIK PANKE	Principal Financial Officer, Principal	January 24, 2013
Erik Panke	Accounting Officer, Secretary, Treasurer and a member of the Board of Directors

GREGORY S. STEWART	Director	January 24, 2013
Gregory S. Stewart

DOUGLAS D. DOBBS	Director	January 24, 2013
Douglas D. Dobbs

EXHIBIT INDEX

		Incorporated by reference			Filed
Exhibit	Document Description	Form	Date	Number	herewith

3.1	Articles of Incorporation (12/11/2007).				X

3.2	Bylaws of Idaho North Resources Corp.				X

4.1	Specimen Stock Certificate.				X

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S. regarding the legality of the securities being registered.				X

10.1	Lease Agreement with Mountain Gold Claims LLC for Klondike 25-29 Property, Klondike 41 Property, Klondike Central Property and Klondike Southeast Property.	S-1	11/26/12	10.1

10.2	Lease Agreement with Mountain Gold Claims LLC and Black Rock Exploration LLC for Divide TH Property, Divide DN Property and Divide GS Property.	S-1	11/26/12	10.2

10.3	Lease Agreement with Mountain Gold Exploration, Inc. and Lane A. Griffin and Associates for the Eagleville Property.	S-1	11/26/12	10.3

10.4	Employment Agreement with Erik Panke.				X

23.1	Consent of MaloneBailey, LLP, Independent Registered Public Accounting Firm.				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X

99.1	Warrant Agreement.	S-1	11/26/12	99.1